AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 24, 2004.
                   AN EXHIBIT LIST CAN BE FOUND ON PAGE II-2.
                              REGISTRATION NO. 333-

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC
             (Exact Name of Registrant as Specified in its Charter)

         UTAH                      9995                   87-0386790
        ------                     ----                   ----------
(State of Incorporation)     (Primary Standard           (IRS Employer
                            Industrial Code No.)      Identification No.)


                             612 Santa Monica Blvd.
                         Santa Monica, California 90401
                                 (310) 260-6150
          (Address and telephone number of principal executive offices)

                                Sirus Ahmadi, CEO
                     Conspiracy Entertainment Holdings, Inc.
                             612 Santa Monica Blvd.
                         Santa Monica, California 90401
                                 (310) 260-6150
            (Name, address and telephone number of agent for service)

                                   Copies to:
                                 Marc Ross, Esq.
                              David Schubauer, Esq.
                       Sichenzia Ross Friedman Ference LLP
                    1065 Avenue of the Americas, 21st Floor.
                            New York, New York 10018
                                 (212) 930-9700

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                       (COVER CONTINUES ON FOLLOWING PAGE)

                                              CALCULATION OF REGISTRATION FEE
======================================================= ================= ==================== ===================== ==============
                                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM      AMOUNT OF
          TITLE OF EACH CLASS OF SECURITIES               AMOUNT TO BE    OFFERING PRICE PER    AGGREGATE OFFERING   REGISTRATION
                   TO BE REGISTERED                      REGISTERED (1)      SECURITY (2)             PRICE               FEE
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Common Stock, $.001 par value (3)                          28,600,000            $0.115            $3,289,000.00           $416.72
Common Stock, $.001 par value (4)                          48,400,000            $0.115            $5,566,000.00           $705.21
Common Stock, $.001 par value (5)                           1,250,000            $0.115              $143,750.00            $18.21
Common Stock, $.001 par value (6)                             600,000            $0.115               $69,000.00             $8.74
------------------------------------------------------- ----------------- -------------------- --------------------- --------------
Total                                                      78,850,000            $0.115            $9,067,750.00         $1,148.88
======================================================= ================= ==================== ===================== ==============

      (1) Pursuant to Rule 416 promulgated under the Securities Act of 1933, as amended, there are also registered hereunder such indeterminate number of additional shares as may be issued to the selling stockholders to prevent dilution resulting from stock splits, stock dividends or similar transactions.

      (2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) promulgated under the Securities Act of 1933, as amended, using the average of the high and low price as reported on the Over-The-Counter Bulletin Board on November 18, 2004, which was $0.115 per share.

      (3) Represents: (a) up to 22,000,000 shares issuable upon conversion of $1,100,000 in aggregate principal amount of the registrant's 5% convertible debentures at a per share conversion price of $0.05; (b) up to 2,200,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance; and (c) up to 4,400,000 shares representing our current good faith estimate of additional shares issuable to the holders of the convertible debentures as liquidated damages through the projected effective date of this registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement.

      (4)   Represents:  (a) up to 44,000,000  shares  issuable upon exercise of
            Class A and Class B warrants issued in connection with the registrant's 5% convertible debentures; and (b) up to 4,400,000 representing our current good faith estimate of additional shares issuable to the holders of the Class A and Class B warrants as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement.

      (5) Represents shares issuable upon exercise of outstanding common stock purchase warrants issued to a consultant.

      (6) Represents shares of common stock issued pursuant to consulting agreements.

            The registrant amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a) may determine.

      PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION, DATED NOVEMBER 24, 2004

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                           UP TO 78,850,000 SHARES OF
                                  COMMON STOCK

      This prospectus relates to the resale by the selling stockholders of up to 78,850,000 shares of our common stock. 28,600,000 of such shares are issuable upon conversion of outstanding secured convertible debentures, 49,650,000 of such shares are issuable upon exercise of outstanding common stock purchase warrants and 600,000 of such shares were issued pursuant to consulting agreements. The selling stockholders may sell common stock from time to time in the principal market on which the stock is traded at the prevailing market price or in negotiated transactions.

      We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. We will, however, receive proceeds from the exercise of warrants, if exercised. The proceeds from the exercise of warrants, if any, will be used for working capital. All costs associated with this registration will be borne by us.

      Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol CPYE. The last reported sales price for our common stock on November 12, 2004, was $0.14 per share.

            Investing in our common stock involves substantial risks.
                    See "Risk Factors," beginning on page 2.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      The information in this Prospectus is not complete and may be changed. This Prospectus is included in the Registration Statement that was filed by Conspiracy Entertainment Holdings, Inc. with the Securities and Exchange Commission. The selling stockholders may not sell these securities until the registration statement becomes effective. This Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary                                                            1

Risk Factors                                                                  2

Forward Looking Statements                                                    5

Use of Proceeds                                                               6

Selling Stockholders                                                          6

Plan of Distribution                                                          7

Market for Common Equity and Related Stockholder Matters                      9

Management's Discussion and Analysis of Financial
  Condition and Results of Operations                                        10

Description of Business                                                      14

Description of Property                                                      17

Legal Proceedings                                                            18

Management                                                                   18

Executive Compensation                                                       19

Certain Relationships and Related Transactions                               19

Security Ownership of Certain Beneficial Owners and Management               20

Description of Securities                                                    20

Indemnification for Securities Act Liabilities                               22

Changes and Disagreements With Accountants on Accounting and
  Financial Disclosure                                                       22

Legal Matters                                                                23

Experts                                                                      23

Additional Information                                                       23

Index to Financial Statements                                               F-1

                               PROSPECTUS SUMMARY

      The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the "RISK FACTORS" section, the financial statements and the debentures to the financial statements. As used throughout this prospectus, the terms "Conspiracy
Entertainment," "we," "us," and "our" refer to Conspiracy Entertainment Holdings, Inc.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

      On May 29, 2003, we acquired 100% of the issued and outstanding capital stock of Conspiracy Entertainment Corporation, a California corporation, and began to carry on the business of developing, publishing and marketing interactive entertainment software. We currently publish titles for many popular interactive entertainment hardware platforms, such as Sony's PlayStation, Nintendo 64 and Nintendo's Game Boy Color and Game Boy Advance as well as the next generation hardware platforms such as Sony's PlayStation 2, Nintendo GameCube and Microsoft's Xbox, and also for the PC.

      For the years ended December 31, 2003 and December 31, 2002, we incurred net losses of $2,252,444 and $1,726,895, respectively. For the nine months ended September 30, 2004 we had net income of $1,289,233. For the nine months ended September 30, 2003, we incurred a net loss of $1,036,939. On September 30, 2004, we had a working capital deficiency of $2,206,497 (current assets less current liabilities).

      Our principal executive offices are located at 612 Santa Monica Blvd., Santa Monica, California 90401. Our telephone number is (310) 260-6150. We are a Utah corporation.


                                  THE OFFERING

Common Stock outstanding before the offering..................    36,615,509 shares.

Common stock offered by selling stockholders..................    Up to 78,850,000 shares. *

Common stock to be outstanding after the offering.............    Up to 115,465,509 shares.

Use of proceeds...............................................    We will not  receive any  proceeds  from the
                                                                  sale of the common stock.  However,  we will
                                                                  receive  the  exercise  price for any shares
                                                                  of  common  stock  delivered  in  connection
                                                                  with the  exercise  of  warrants.  We expect
                                                                  to  use  the  proceeds   received  from  the
                                                                  exercise  of  the  warrants,   if  any,  for
                                                                  general working capital  purposes.  See "Use
                                                                  of Proceeds" for a complete description.

OTCBB Symbol..................................................    CPYE

      *Represents: (a) up to 22,000,000 shares of common stock issuable upon conversion of $1,100,000 in aggregate principal amount 5% convertible debentures, at a per share conversion price of $0.05; (b) up to 2,200,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance; (c) up to 4,400,000 shares of common stock representing our current good faith estimate of additional shares issuable to the holders of the convertible debentures as liquidated damages through the projected effective date of this registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement; (d) up to 44,000,000 shares of common stock issuable upon exercise of Class A and Class B warrants issued in connection with the 5% convertible debentures; (e) up to 4,400,000 shares of common stock representing a good faith estimate of additional shares issuable to the holders of the Class A and Class B warrants as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement; (f) 1,250,000 shares of common stock issuable upon exercise of warrants issued to a consultant; and (g) 600,000 shares of common stock issued pursuant to various consulting agreements.

                                  RISK FACTORS

      Any investment in our shares of common stock involves a high degree of risk. You should carefully consider the following information about these risks, together with the other information contained in this prospectus before you decide to buy our common stock. Each of the following risks may materially and adversely affect our business, results of operations and financial condition. These risks may cause the market price of our common stock to decline, which may cause you to lose all or a part of the money you paid to buy our common stock.

      We provide the following cautionary discussion of risks, uncertainties and possible inaccurate assumptions relevant to our business and our products. These are factors that we think could cause our actual results to differ materially from expected results.

RISKS RELATED TO OUR BUSINESS:

      WE HAVE HISTORICALLY INCURRED SIGNIFICANT LOSSES AND OUR FINANCIAL SITUATION CREATES DOUBT WHETHER WE WILL CONTINUE AS A GOING CONCERN. For the years ended December 31, 2003 and December 31, 2002, we incurred net losses of $2,252,444 and $1,726,895, respectively. For the nine months ended September 30, 2004 we had net income of $1,289,233. For the nine months ended September 30, 2003, we incurred a net loss of $1,036,939. On September 30, 2004, we had a working capital deficiency of $2,206,497. There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations or obtain additional financing through private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on acceptable terms. These conditions raise substantial doubt about our ability to continue as a going concern. If adequate working capital is not available we may be forced to discontinue operations, which would cause investors to lose their entire investment.

      OUR INDEPENDENT AUDITORS HAVE EXPRESSED DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN. IF WE DO NOT CONTINUE AS A GOING CONCERN, INVESTORS WILL LOSE THEIR ENTIRE INVESTMENT. In their report dated March 5, 2004, our independent auditors have expressed doubt about our ability to continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of ongoing operating losses and a lack of financing commitments then in place to meet expected cash requirements. Our ability to continue as a going concern is subject to our ability to generate a profit and/or obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities, increasing sales or obtaining loans and grants from various financial institutions where possible. If we do not continue as a going concern, investors will lose their entire investment.

      IF WE ARE UNABLE TO OBTAIN ADDITIONAL FUNDING, WE MAY NOT BE ABLE TO EXPAND OUR OPERATIONS AS ANTICIPATED AND IF WE DO OBTAIN ADDITIONAL FUNDING, OUR THEN EXISTING STOCKHOLDERS MAY SUFFER SUBSTANTIAL DILUTION. We will require additional funds to expand our operations. While we secured financing in the third quarter of 2004, we anticipate that we will require up to approximately $2,000,000 in additional financing to expand our operations over the next twelve months. We cannot guarantee that we will be able to obtain any additional financing or that such additional financing, if available, will be on terms and conditions acceptable to us. The inability to obtain additional financing will restrict our ability to grow and may reduce our ability to continue to conduct business operations. If we are unable to obtain additional financing, we will likely be required to curtail our marketing and development plans and possibly cease our operations. If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and these securities may have rights and preferences superior to those of our current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

      THE SUCCESS OF OUR BUSINESS IS HIGHLY DEPENDENT ON BEING ABLE TO PREDICT WHICH NEW VIDEOGAME PLATFORMS WILL BE SUCCESSFUL, AND ON THE MARKET ACCEPTANCE AND TIMELY RELEASE OF THOSE PLATFORMS. IF WE DO NOT ACCURATELY PREDICT WHICH NEW VIDEOGAME PLATFORMS WILL BE SUCCESSFUL, OUR FINANCIAL PERFORMANCE WILL BE MATERIALLY ADVERSELY AFFECTED. We derive most of our revenue from the sale of products for play on videogame platforms manufactured by third parties, such as Sony's PlayStation 2. Therefore, the success of our products is driven in large part by the success of new videogame hardware systems and our ability to accurately predict which platforms will be most successful in the marketplace. We must make product development decisions and commit significant resources well in advance of the anticipated introduction of a new platform. A new platform for which we are developing products may be delayed, may not succeed or may have a shorter life cycle than anticipated. If the platforms for which we are developing products are not released when anticipated or do not attain wide market acceptance, our revenue growth will suffer, we may be unable to fully recover the resources we have committed, and our financial performance will be harmed.

      OUR BUSINESS IS BOTH SEASONAL AND CYCLICAL. IF WE FAIL TO DELIVER OUR PRODUCTS AT THE RIGHT TIMES, OUR SALES WILL SUFFER. Our business is highly seasonal, with the highest levels of consumer demand, and a significant percentage of our revenue, occurring in the December quarter. If we miss this key selling period, due to product delays or delayed introduction of a new platform for which we have developed products, our sales will suffer disproportionately. Our industry is also cyclical. Videogame platforms have historically had a life cycle of four to six years. As one group of platforms is reaching the end of its cycle and new platforms are emerging, consumers often defer game software purchases until the new platforms are available, causing sales to decline. This decline may not be offset by increased sales of products for the new platform. If we fail to deliver our products at the right times, our sales will suffer.

      INTELLECTUAL PROPERTY CLAIMS MAY INCREASE OUR PRODUCT COSTS, WHICH WOULD CAUSE OUR BUSINESS AND FINANCIAL CONDITION TO SUFFER. Many patents have been issued that may apply to widely used game technologies. Additionally, infringement claims under many recently issued patents are now being asserted against Internet implementations of existing games. If such claims are asserted against us, our business and financial condition may be materially adversely affected. In the event that there is a determination that we have infringed a third-party patent, we could incur significant monetary liability and be prevented from using the rights in the future.

      OUR BUSINESS, OUR PRODUCTS AND OUR DISTRIBUTION ARE SUBJECT TO INCREASING REGULATION IN KEY TERRITORIES OF CONTENT, CONSUMER PRIVACY AND ONLINE DELIVERY. IF WE DO NOT SUCCESSFULLY RESPOND TO THESE REGULATIONS, OUR BUSINESS MAY SUFFER. Legislation is continually being introduced that may affect both the content of our products and their distribution. For example, privacy laws impose various restrictions on our web sites. Those rules vary by territory although the Internet recognizes no geographical boundaries. Other countries, such as Germany, have adopted laws regulating content both in packaged goods and those transmitted over the Internet that are stricter than current United States laws. In the United States, the federal and several state governments are considering content restrictions on products such as ours, as well as restrictions on distribution of such products. Any one or more of these factors could harm our business by limiting the products we are able to offer to our customers and by requiring additional differentiation between products for different territories to address varying regulations. This additional product differentiation would be costly and could adversely affect our net income if we cannot pass additional costs to our customers.

      TECHNOLOGY CHANGES RAPIDLY IN OUR BUSINESS, AND IF WE FAIL TO ANTICIPATE NEW TECHNOLOGIES, THE QUALITY, TIMELINESS AND COMPETITIVENESS OF OUR PRODUCTS WILL SUFFER. Rapid technology changes in our industry require us to anticipate, sometimes years in advance, which technologies our products must take advantage of in order to make them competitive in the market at the time they are released. Therefore, we usually start our product development with a range of technical development goals that we hope to be able to achieve. We may not be able to achieve these goals, or our competition may be able to achieve them more quickly than we can. In either case, our products may be technologically inferior to competitive products, or less appealing to consumers, or both. If we cannot achieve our technology goals within the original development schedule of our products, then we may delay products until these technology goals can be achieved, which may delay or reduce revenue and increase our development expenses. Alternatively, we may increase the resources employed in research and development in an attempt to accelerate our development of new technologies, either to preserve our product launch schedule or to keep up with our competition, which would increase our development expenses and adversely affect our operations and financial condition.

      OUR PLATFORM LICENSORS ARE OUR CHIEF COMPETITORS AND FREQUENTLY CONTROL THE MANUFACTURING OF AND/OR ACCESS TO OUR VIDEOGAME PRODUCTS. IF THEY DO NOT APPROVE OUR PRODUCTS, WE WILL BE UNABLE TO SHIP TO OUR CUSTOMERS. Our agreements with hardware licensors (such as Sony for the PlayStation 2, Microsoft for the Xbox and Nintendo for the Nintendo GameCube) typically give significant control to the licensor over the approval and manufacturing of our products, which could, in certain circumstances, leave us unable to get our products approved, manufactured and shipped to customers. In most events, control of the approval and manufacturing process by the platform licensors increases both our manufacturing lead times and costs as compared to those we can achieve independently. While we believe that our relationships with our hardware licensors are currently good, the potential for these licensors to delay or refuse to approve or manufacture our products exists. Such occurrences would harm our business and our financial performance.

RISKS RELATED TO OUR CURRENT FINANCING ARRANGEMENT

      THERE ARE A LARGE NUMBER OF SHARES UNDERLYING OUTSTANDING CONVERTIBLE DEBENTURES AND WARRANTS THAT MAY BE AVAILABLE FOR FUTURE SALE AND THE SALE OF THESE SHARES MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK. As of November 12, 2004, we had 36,615,509 shares of common stock issued and outstanding. There are 77,150,000 shares of common stock being offered pursuant to this prospectus that are issuable upon conversion of outstanding convertible debentures and exercise of outstanding warrants. All of these shares may be sold without restriction. The sale of these shares may adversely affect the market price of our common stock.

      THE ISSUANCE OF SHARES UPON CONVERSION OF THE CONVERTIBLE DEBENTURES AND UPON EXERCISE OF WARRANTS MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION TO OUR EXISTING STOCKHOLDERS. The issuance of shares upon conversion of the convertible debentures and exercise of warrants may result in substantial dilution to the interests of other stockholders since the selling stockholders may ultimately convert or exercise and sell the full amount issuable on conversion or exercise.

      IF WE ENGAGE IN A LOWER  PRICED  TRANSACTION  THAN OUR  CURRENT  FINANCING
ARRANGEMENT WHILE THE CONVERTIBLE DEBENTURES ARE OUTSTANDING, THEN THE CONVERSION AND EXERCISE PRICE OF OUR CONVERTIBLE DEBENTURES AND WARRANTS WILL BE ADJUSTED TO THE LOWER TRANSACTION PRICE. IF THIS OCCURS, THE NUMBER OF SHARES ISSUABLE UPON CONVERSION OF OUR CONVERTIBLE DEBENTURES WILL INCREASE AND THE SHARES OF COMMON STOCK ALLOCATED FOR CONVERSION OF THE CONVERTIBLE DEBENTURES WHICH ARE REGISTERED PURSUANT TO THIS PROSPECTUS WILL NOT BE ADEQUATE.
ACCORDINGLY, WE MAY BE REQUIRED TO FILE A SUBSEQUENT REGISTRATION STATEMENT COVERING ADDITIONAL SHARES. IF THE SHARES WE HAVE ALLOCATED AND ARE REGISTERING HEREWITH ARE NOT ADEQUATE AND WE ARE REQUIRED TO FILE AN ADDITIONAL REGISTRATION STATEMENT, WE MAY INCUR SUBSTANTIAL COSTS IN CONNECTION THEREWITH. We have allocated and registered 77,150,000 shares of common stock to cover the conversion of convertible debentures and the exercise of warrants in this offering. Our current financing arrangement includes restrictions on engaging in a subsequent financing that is priced lower than the current arrangement. If we engage in a lower priced transaction while the convertible debentures are outstanding, then the conversion and exercise price of our convertible debentures and warrants will be adjusted to the lower transaction price. If this occurs, the number of shares issuable upon conversion of the convertible debentures which are registered herewith will not be adequate. Accordingly, we may be required to file a subsequent registration statement covering additional shares. If the shares we have allocated to the registration statement are not adequate and we are required to file an additional registration statement, we may incur substantial costs in connection with the preparation and filing of such registration statement.

      IF WE ARE REQUIRED FOR ANY REASON TO REPAY OUR OUTSTANDING CONVERTIBLE DEBENTURES, WE WOULD BE REQUIRED TO DEPLETE OUR WORKING CAPITAL, IF AVAILABLE, OR RAISE ADDITIONAL FUNDS. OUR FAILURE TO REPAY THE CONVERTIBLE DEBENTURES, IF REQUIRED, COULD RESULT IN LEGAL ACTION AGAINST US, WHICH COULD REQUIRE THE SALE OF SUBSTANTIALLY ALL OUR ASSETS. On August 31, 2004, we entered into a Securities Purchase Agreement for the sale of an aggregate of $1,050,000 principal amount of convertible debentures to accredited investors. On October 6, 2004, a supplement to the Securities Purchase Agreement was signed, for the sale of an additional $50,000 principal amount convertible debenture. The convertible debentures have a term of two years and are due and payable, with 5% interest, unless sooner converted into shares of our common stock. Any event of default such as our failure to repay the principal or interest when due, our failure to issue shares of common stock upon conversion by the holder, our failure to timely file a registration statement or have such registration statement declared effective, breach of any covenant, representation or warranty in the Securities Purchase Agreement or related convertible debenture, and the commencement of a bankruptcy, insolvency, reorganization or liquidation proceeding against us could require the early repayment of the convertible debentures if the default is not cured with the specified grace period. We anticipate that the full amount of the convertible debentures, together with accrued interest, will be converted into shares of our common stock, in accordance with the terms of the convertible debentures. If we are required to repay the convertible debentures, we would be required to use our limited working capital and raise additional funds. If we were unable to repay the debentures when required, the debenture holders could commence legal action against us and foreclose on all of our assets to recover the amounts due. Any such action would require us to curtail or cease operations.

RISKS RELATED TO OUR COMMON STOCK:

      OUR HISTORIC STOCK PRICE HAS BEEN VOLATILE AND THE FUTURE MARKET PRICE FOR OUR COMMON STOCK IS LIKELY TO CONTINUE TO BE VOLATILE. FURTHER, THE LIMITED MARKET FOR OUR SHARES WILL MAKE OUR PRICE MORE VOLATILE. THIS MAY MAKE IT DIFFICULT FOR YOU TO SELL OUR COMMON STOCK FOR A POSITIVE RETURN ON YOUR INVESTMENT. The public market for our common stock has historically been very volatile. During the period from January 1, 2003 through September 30, 2004, the market price for our common stock has ranged from $0.002 to $1.88 (See "Market for Common Equity and Related Stockholder Matters on page 9 of this Prospectus). Any future market price for our shares is likely to continue to be very volatile. This price volatility may make it more difficult for you to sell shares when you want at prices you find attractive. We do not know of any one particular factor that has caused volatility in our stock price. However, the stock market in general has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies. Broad market factors and the investing public's negative perception of our business may reduce our stock price, regardless of our operating performance. Further, the market for our common stock is limited and we cannot assure you that a larger market will ever be developed or maintained. The average daily trading volume of our common stock over the past three months was approximately 87,567 shares. The last reported sales price for our common stock on November 12, 2004, was $0.14 per share. Market fluctuations and volatility, as well as general economic, market and political conditions, could reduce our market price. As a result, this may make it difficult or impossible for you to sell our common stock.

      OUR COMMON STOCK IS SUBJECT TO THE "PENNY STOCK" RULES OF THE SEC AND THE TRADING MARKET IN OUR SECURITIES IS LIMITED, WHICH MAKES TRANSACTIONS IN OUR STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR STOCK. The Securities and Exchange Commission has adopted Rule 3a51-1 which establishes the definition of a "penny stock," for the purposes relevant to us, as any equity security that has a market price of less than $5.00 per share or with an exercise price of less than $5.00 per share, subject to certain exceptions. For any transaction involving a penny stock, unless exempt, Rule 15g-9 require:

      o that a broker or dealer approve a person's account for transactions in penny stocks; and

      o the broker or dealer receive from the investor a written agreement to the transaction, setting forth the identity and quantity of the penny stock to be purchased

      In order to approve a person's account for transactions in penny stocks, the broker or dealer must:

      o obtain financial information and investment experience objectives of the person; and

      o make a reasonable determination that the transactions in penny stocks are suitable for that person and the person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

      The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prescribed by the SEC relating to the penny stock market, which, in highlight form:

      o sets forth the basis on which the broker or dealer made the suitability determination; and

      o that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

      Generally, brokers may be less willing to execute transactions in securities subject to the "penny stock" rules. This may make it more difficult for investors to dispose of our common stock and cause a decline in the market value of our stock.

      Disclosure also has to be made about the risks of investing in penny stocks in both public offerings and in secondary trading and about the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.

                           FORWARD-LOOKING STATEMENTS

      Information in this prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and
Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements can be identified by the use of words such as "believes," "estimates," "could," "possibly," "probably," "anticipates," "projects," "expects," "may," "will," or "should" or other variations or similar words. No assurances can be given that the future results anticipated by the forward-looking statements will be achieved. The following matters constitute cautionary statements identifying important factors with respect to those forward-looking statements, including certain risks and uncertainties that could cause actual results to vary materially from the future results anticipated by those forward-looking statements. Among the key factors that have a direct bearing on our results of operations are the effects of various governmental regulations, the fluctuation of our direct costs and the costs and effectiveness of our operating strategy.

                                 USE OF PROCEEDS

      We will receive proceeds from the resale of shares of common stock in this offering only to the extent that shares are acquired by the selling stockholders through the exercise of warrants for cash. We may receive up to a maximum of $5,500,000 from the exercise of the warrants. Such proceeds, if any, will be used for working capital.

                              SELLING STOCKHOLDERS

      The  following  table  sets  forth the shares  beneficially  owned,  as of
November 12, 2004, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each would beneficially own if all such offered shares are sold. Except for selling stockholders with an asterisk (*) next to their names, the selling stockholders acquired their beneficial interests in the shares being offered hereby in private placements in which each such selling stockholder advised us that it purchased the relevant securities solely for investment and not with a view to or for resale or distribution of such securities.

      Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. However, except for the selling stockholders with an asterisk (*) next to their names, each of the selling stockholders is subject to certain limitations on the conversion of its convertible debentures and the exercise of its warrants. Each of such convertible debentures and warrants provides that the conversion or exercise right is first available on the earlier of 65 days after the relevant debenture or warrant was originally issued or the effective date of the registration statement of which this prospectus is a part. The other significant limitation is that such selling stockholder may not convert its debentures or exercise its warrants, if such conversion or exercise would cause such holder's beneficial ownership of our common stock (excluding shares underlying any of their unconverted debentures or unexercised warrants) to exceed 4.99% of the outstanding shares of our common stock immediately after the conversion or exercise. If the holder subsequently disposes of some or all of its holdings, it can again convert its debenture or exercise its warrant, subject to the same 4.99% limitation. The table below also includes the number of shares which might be issuable on the occurrence of certain events, such as the accrual of interest, which has not yet occurred and may not occur. Therefore, although they are included in the table below, the number of shares of common stock for some listed persons may include shares that are not subject to purchase during the 65-day period. None of the selling stockholders currently has or has had within the past three years a material relationship with us or any of our predecessors or affiliates.

                                                                                              SHARES BENEFICIALLY OWNED
                                          SHARES BENEFICIALLY    NUMBER OF SHARES OFFERED        AFTER THE OFFERING
                                              OWNED PRIOR                PURSUANT           -----------------------------
         SELLING STOCKHOLDER                TO THE OFFERING         TO THIS PROSPECTUS         NUMBER         PERCENT
--------------------------------------  -----------------------  -------------------------  -----------------------------
Alpha Capital AG (1)                           1,925,000                      35,000,000          0              *

* Mac Caughern, Scott (2)                      1,250,000                       1,250,000          0              *

* Marina Ventures (3)                            500,000                         500,000          0              *

* Sol Financial, Inc. (4)                        100,000                         100,000          0              *

Stonestreet Limited Partnership (5)            1,925,000                      24,500,000          0              *

Whalehaven Capital Fund Limited (6)            1,925,000                       3,500,000          0              *

Whalehaven Fund Limited (7)                    1,925,000                       7,000,000          0              *

Whalehaven Capital LP (8)                      1,925,000                       7,000,000          0              *

* Less than 1%.

(1) Includes: (a) up to 10,000,000 shares issuable upon conversion of a $500,000 principal amount 5% convertible debenture at a per share conversion price of $0.05; (b) up to 1,000,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance; (c) up to 20,000,000 shares issuable upon exercise of Class A and Class B warrants issued in connection with the 5% convertible debentures; and (d) up 4,000,000 shares representing our good faith estimate of additional shares issuable as liquidated damages through the projected effective date of the registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement. Konrad Ackerman and Rainer Posch have voting and dispositive control over the securities held by Alpha Capital AG.

(2) Includes up to 1,250,000 shares of common stock issuable upon exercise of outstanding common stock purchase warrants.

(3) Includes 500,000 shares of common stock issued to Marina Ventures in consideration for financial consulting services. Moshe Hartstein has voting and dispositive control over the securities held by Marina Ventures

(4) Includes 100,000 shares of common stock issued to Sol Financial, Inc. in consideration for financial consulting services. Shlomo Stein has voting and dispositive control over the securities held by Sol Financial, Inc.

(5) Includes: (a) up to 7,000,000 shares issuable upon conversion of a $350,000 principal amount 5% convertible debenture at a per share conversion price of $0.05; (b) up to 700,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance; (c) up to 14,000,000 shares issuable upon exercise of Class A and Class B warrants issued in connection with the 5% convertible debentures; and (d) up 2,800,000 shares representing our good faith estimate of additional shares issuable as liquidated damages through the projected effective date of the registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement. Michael Finkelstein has voting and dispositive control over the securities held by Stonestreet Limited Partnership.

(6) Includes: (a) up to 1,000,000 shares issuable upon conversion of a $50,000 principal amount 5% convertible debenture at a per share conversion price of $0.05; (b) up to 100,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance; (c) up to 2,000,000 shares issuable upon exercise of Class A and Class B warrants issued in connection with the 5% convertible debentures; and (d) up 400,000 shares representing our good faith estimate of additional shares issuable as liquidated damages through the projected effective date of the registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement. Evan Schemenauer, Arthur Jones and Jennifer Kelly have voting and dispositive control over the securities held by Whalehaven Capital Fund Limited.

(7) Includes: (a) up to 2,000,000 shares issuable upon conversion of a $100,000 principal amount 5% convertible debenture at a per share conversion price of $0.05; (b) up to 200,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance; (c) up to 4,000,000 shares issuable upon exercise of Class A and Class B warrants issued in connection with the 5% convertible debentures; and (d) up 800,000 shares representing our good faith estimate of additional shares issuable as liquidated damages through the projected effective date of the registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement. Evan Schemenauer, Arthur Jones and Jennifer Kelly have voting and dispositive control over the securities held by Whalehaven Fund Limited.

(8) Includes: (a) up to 2,000,000 shares issuable upon conversion of a $100,000 principal amount 5% convertible debenture at a per share conversion price of $0.05; (b) up to 200,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance; (c) up to 4,000,000 shares issuable upon exercise of Class A and Class B warrants issued in connection with the 5% convertible debentures; and (d) up 800,000 shares representing our good faith estimate of additional shares issuable as liquidated damages through the projected effective date of the registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement. Evan Schemenauer, Arthur Jones and Jennifer Kelly have voting and dispositive control over the securities held by Whalehaven Capital LP.


                              PLAN OF DISTRIBUTION

      The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

      o an exchange distribution in accordance with the rules of the applicable exchange;

      o     privately-negotiated transactions;

      o short sales that are not violations of the laws and regulations of any state or the United States;

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

      o     through the writing of options on the shares;

      o     a combination of any such methods of sale; and

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of shares if they deem the purchase price to be unsatisfactory at any particular time.

      The  selling   stockholders   may  also  engage  puts,   calls  and  other
transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

      The selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may also sell the shares directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal or both, which compensation as to a particular broker-dealer might be in excess of customary commissions. Market makers and block purchasers purchasing the shares will do so for their own account and at their own risk. It is possible that a selling stockholder will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. We cannot assure that all or any of the shares offered in this prospectus will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the shares offered in this prospectus, may be deemed to be "underwriters," as that term is defined under the Securities Exchange Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or the rules and regulations of such acts. Accordingly, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

      We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the selling stockholders, but excluding brokerage commissions or underwriter discounts. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments to which such selling stockholders or their respective pledgees, donees, transferees or other successors in interest may be required to make in respect thereof.

      The selling stockholders, alternatively, may sell all or any part of the shares offered in this prospectus through an underwriter. No selling stockholder has entered into any agreement with a prospective underwriter and there is no assurance that any such agreement will be entered into.

      The selling stockholders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling stockholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares. The selling stockholders and any other persons participating in the sale or distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations under such act, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the shares by the selling stockholders or any other such person. In the event that the selling stockholders are deemed affiliated purchasers or distribution participants within the meaning of Regulation M, then the selling stockholders will not be permitted to engage in short sales of common stock. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. In regards to short sells, the selling stockholder can only cover its short position with the securities they receive from us upon conversion. In addition, if such short sale is deemed to be a stabilizing activity, then the selling stockholder will not be permitted to engage in a short sale of our common stock. All of these limitations may affect the marketability of the shares.

      If the selling stockholders notify us that they have a material arrangement with a broker-dealer for the resale of the common stock, then we would be required to amend the registration statement of which this prospectus is a part, and file a prospectus supplement to describe the agreements between the selling stockholders and the broker-dealer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

      Our common stock is quoted on the Over-The-Counter Bulletin Board under the symbol CPYE. For the periods indicated, the following table sets forth the high and low bid prices per share of common stock. The below prices represent inter-dealer quotations without retail markup, markdown, or commission and may not necessarily represent actual transactions.

                                                    Fiscal 2004               Fiscal 2003                Fiscal 2002
                                             -------------------------- ------------------------- --------------------------
COMMON STOCK                                 High          Low          High          Low             High         Low
------------                                 ----          ---          ----         ---              ----         ---
First Quarter ended March 31                 $1.88         $1.02        $0.02        $0.002            *            *

Second Quarter ended June 30                 $1.62         $0.16        $1.62        $0.17             *            *

Third Quarter ended September 30             $0.22         $0.08        $1.85        $0.05             *            *

Fourth Quarter ended December 31                --            --        $1.88        $1.25             *            *

      * No reliable data is available for this period.

      As of November 12, 2004, we had 36,615,509 shares of common stock outstanding and held by approximately 457 stockholders of record. The transfer agent of our common stock is Madison Stock Transfer, Inc.

DIVIDENDS

      We have not previously declared or paid any dividends on our common stock and we do not anticipate declaring any dividends in the foreseeable future. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table shows information with respect to each equity compensation plan under which the Company's common stock is authorized for issuance as of the fiscal year ended December 31, 2003.

                                      EQUITY COMPENSATION PLAN INFORMATION
------------------------------------ ------------------------ ----------------------- ---------------------------
           Plan category              NUMBER OF SECURITIES       WEIGHTED AVERAGE        NUMBER OF SECURITIES
                                        TO BE ISSUED UPON       EXERCISE PRICE OF      REMAINING AVAILABLE FOR
                                           EXERCISE OF         OUTSTANDING OPTIONS,     FUTURE ISSUANCE UNDER
                                      OUTSTANDING OPTIONS,     WARRANTS AND RIGHTS    EQUITY COMPENSATION PLANS
                                       WARRANTS AND RIGHTS                              (EXCLUDING SECURITIES
                                                                                       REFLECTED IN COLUMN (A)
------------------------------------ ------------------------ ----------------------- ---------------------------
                                               (A)                    (B)                          (C)
------------------------------------ ------------------------ ----------------------- ---------------------------
EQUITY COMPENSATION PLANS APPROVED
BY SECURITY HOLDERS                            -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------
------------------------------------ ------------------------ ----------------------- ---------------------------
EQUITY COMPENSATION PLANS NOT
APPROVED BY SECURITY HOLDERS                   -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------
------------------------------------ ------------------------ ----------------------- ---------------------------
TOTAL                                          -0-                     -0-                       -0-
------------------------------------ ------------------------ ----------------------- ---------------------------

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                              OR PLAN OF OPERATION

FORWARD-LOOKING STATEMENTS

      The information in this registration statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. All statements other than statements of historical fact made in this registration statement are forward looking. In particular, the statements herein regarding industry prospects and future results of operations or financial position are forward-looking statements. Forward-looking statements reflect management's current expectations and are inherently uncertain. Our actual results may differ significantly from management's expectations.

      The following discussion and analysis should be read in conjunction with our financial statements, included herewith. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future, or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of our management.

PERIODS ENDED SEPTEMBER 30, 2004 COMPARED TO PERIODS ENDED SEPTEMBER 30, 2003

      Revenues for the three and nine months ended September 30, 2004 were $27,472 and $788,061, respectively, as compared to $235,468 and $979,917 for the three and nine months ended September 30, 2003, respectively. This represents a decrease of $207,996, or 88%, for the three months ended September 30, 2004 and a decrease of $191,856, or 20%, for the nine months ended September 30, 2004 when compared to the same period of 2003. The decrease in revenue for the three-month periods ended September 30, 2004 is primarily the result of fewer re-orders of our products.

      Gross profit totaled approximately $6,926 for the three months ended September 30, 2004 and $151,929 for the nine months September 30, 2004. For the three and nine months ended September 30, 2003, gross profit totaled $22,524 and $265,924 respectively. Comparing the three-month period ended September 30, 2004 to the same period of 2003, gross profit decreased approximately $15,598, or 69%. For the nine-month period ended September 30, 2004, gross profit decreased approximately $113,995, or 43%, compared to the same period of 2003. The decrease in gross profit for the three months and nine months ended September 30, 2004 is primarily the result of re-orders for product with discounted sales prices. Our distributors were looking for special priced discounts to fulfill orders at various retail stores and mass merchandising outlets. To obtain these orders we had to provide additional discounts.

      For the three months and nine months ended September 30, 2004, selling, general and administrative expenses totaled $673,061 and $1,313,751, respectively. This was an increase of $238,288 (35%) and decrease of $42,324 (3%) when compared to the three- and nine-month periods ended September 30, 2003. The increase in selling, general and administrative expenses for the three months ended September 2004 can be attributed to the increased attorney fees due to our litigation with Bravado and Cousins. Our expenditures for consultant fees also increased as a result of our funding efforts. Selling, general and administrative expenses decreased for the nine months ended September 30, 2004, due to our efforts to streamline our operations. More specifically, we spent less on insurance, payroll and travel.

      Interest expense was approximately $731 and $37,133 for the three and nine months ended September 30, 2004, respectively. For the three and nine months ended September 30, 2003, interest expense was $45,942 and $46,790. This was a decrease of $45,211 (98%) for the three months ended September 30, 2004 and a decrease of $9,657 (20%) for the nine months ended September 30, 2003. The reason for these decreases was that interest due on a loan to an investor was eliminated in the second year of its term.

      We received $2,438,188 in forgiveness of debt for the nine months September 30, 2004 compared to $100,000 in forgiveness of debt for the nine months ended September 30, 2003. This was a result of a settlement with SWING! Media AG.

      We also received $50,000 in consulting fees from Giant Mobile Corporation for the nine months ended September 30, 2004 for services provided in establishing the corporation.

      Our net loss was $666,866 and net profit $ 1,289,233 for the three and nine months ended September 30, 2004 compared to losses of $358,191 and $ 1,036,939 for the three and nine months ended September 30, 2003. The decrease in profitability for the three months ended September 30, 2004 was due to a combination of reduced revenues due to reduced number of re-orders and the increase in selling, general and administrative expenses more specifically attorney fees due to our litigation with Bravado and Cousins, and increased consulting fees related to our financing. The increase in profitability for the nine months ended September 30, 2004 can be attributed to the $2,438,188 in forgiveness of debt received from SWING! Media AG.

YEAR ENDED DECEMBER 31, 2003 COMPARED TO YEAR ENDED DECEMBER 31, 2002

      For the fiscal year ended December 31, 2003 we had total revenue of $2,377,107 compared to revenue of $6,329,890 for the fiscal year ended December 31, 2002. The decrease in revenue of $3,952,783, or 62%, is a primarily the result of cancelled titles that were scheduled for release, most specifically Mix TV Presents: Eminem, The Music Video Game from which we anticipated a minimum of 500,000 units to be sold. In addition, over the previous two years, we were developing many titles which were cancelled upon the sudden bankruptcy of SWING! Media AG, some of which were scheduled for 2003 release. In 2003, we also generated $493,478 in license revenue for the licensing of Enclave and Rally Championship. License revenue applies to products published by companies other than us. In these cases, Vivendi/Universal (Enclave) and Encore (Rally Championship) paid us license fees to publish these games. For Enclave the fees are paid on a per unit basis, whereas Encore obtained the publishing rights to Rally Championship for $50,000.

      Gross profit totaled $123,088 for the fiscal year ended December 31, 2003 as compared to $450,129 for the fiscal year ended December 31, 2002, a decrease of $327,041 or 73%. Gross profit as a percentage of sales for the fiscal year ended December 31, 2003 was 5% as compared to 7% for the fiscal year ended December 31, 2002. The decrease in our gross profit percentage is a result of 2003 sales reflecting a higher percentage of discounted sales and license revenue which normally generates a higher gross profit as compared to the fiscal year ended December 31, 2002.

      Total operating expenses in each of the fiscal years ended December 31, 2003 and December 31, 2002 were comprised of selling, general and administrative expenses. Operating expenses for the fiscal years ended December 31, 2003 and 2002 were $2,394,425 and $2,172,523, respectively, which constituted an increase of $221,902, or 10%. The increase in operating expenses is attributable to the general increase in overhead which accompanied the expansion in the capacity of our business.

      Our net loss was $2,252,444 in the fiscal year ended December 31, 2003 compared to $1,726,895 in the fiscal year ended December 31, 2002. This increase in loss was due to the reasons explained above.

LIQUIDITY AND CAPITAL RESOURCES

SEPTEMBER 30, 2004

      As of September 30, 2004, we had approximately $612,193 of cash and cash equivalents on hand and a working capital deficiency of $2,206,497. As of September 30, 2004, the President and CFO of the corporation waived $450,000 of deferred compensation owed them. In addition, a former director and co-founder of the company waived his debt of $259,300 in exchange for 648,250 shares of common stock.

      We currently plan to use the cash balance and cash generated from operations for increasing our working capital reserves and, along with additional debt financing, for new product development, securing new licenses, building up inventory, hiring more sales staff and funding advertising and marketing. Management believes that the current cash on hand and additional cash expected from operations in fiscal 2004 will be sufficient to cover our working capital requirements for fiscal 2004.

DECEMBER 31, 2003

      As of December 31, 2003, our cash balance was $44,329, as compared to $115,994 at December 31, 2002. Total current assets at December 31, 2003 were $723,010, as compared to $2,384,860 at December 31, 2002.

      Our accounts receivable at December 31, 2003 was $20,000, as compared to $2,257,869 at December 31, 2002. The change in accounts receivable is primarily due to the bankruptcy of SWING! Media AG. SWING! Media AG owed us $2,133,164 upon filing for bankruptcy in February 2003. This entire amount has been offset against payables due to SWING! Media AG in accordance with an agreement with SWING!'s creditor's committee entered into in September 2004. In this agreement the balance of approximately $2,400,000 that we owe SWING! will be converted to shares of our common stock. In addition, we purchased from the trustee the rights to a nearly completed title for $300,000 cash.

      As of December 31, 2003 we had a working capital deficiency of $5,751,671. The major portion of this deficiency is money due to SWING! Media AG, Calluna Capital Corporation and Fraser Lakes Enterprises, Ltd. These debts have either been resolved by agreement (September 2004), or converted to shares and repaid (March 2004). In addition, we have taken great effort in reducing out debt on a non-cash basis.

      The current portion of long-term debt at December 31, 2003 consisted of $15,906 as opposed to $13,669 at December 31 2002. We expect to pay off the entire $25,311 by year-end 2005. We plan to pay this with proceeds generated from normal operational cash flow.

      At December 31, 2003 and December 31, 2002 we had no bank debt.

FINANCING NEEDS

      We currently have commitments to pay Discovery Licensing, Inc. an aggregate of $150,000 in advance royalties for the Monster Garage and The Jeff Corwin Experiences licenses. We also have an outstanding commitment to pay Constant Entertainment LLP - SEGA Limited $252,000 in advance royalties for SEGA title distribution. However, we are currently renegotiating the commitment to Constant Entertainment to reflect the fact that the titles are now being packaged as a 10-in-1 disc. Other than these commitments, we do not have any other material commitments for capital expenditures. We expect our capital requirements to increase over the next several years as we continue to develop new products, increase marketing and administration infrastructure, and embark on in-house business capabilities and facilities. Our future liquidity and capital funding requirements will depend on numerous factors, including, but not limited to, the cost and hiring and training production personnel who will produce our titles, the cost of hiring and training additional sales and marketing personnel to promote our products, and the cost of hiring and training administrative staff to support current management.

OFF BALANCE SHEET ARRANGEMENTS

      We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, results of operations, liquidity or capital expenditures.

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ASSIGNMENT OF ACCOUNTS RECEIVABLE

      We regularly assign our receivables to vendors with recourse and we account for such assignments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140 " Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. " Assigned accounts receivable are shown on the accounts receivable section of the balance sheet until collected by the beneficiary. Should the accounts receivable become uncollectible, we are ultimately responsible for paying the vendor and recording an allowance for potential credit losses as deemed necessary. The assigned accounts receivable are generally collected within 90 days; therefore, the balance shown approximates its fair value.

CAPITALIZED DEVELOPMENT COSTS AND LICENSES

      Capitalized   development  costs  include  payments  made  to  independent software developers under development agreements, as well as direct costs incurred for internally developed products.

      We account for software development costs in accordance with SFAS No. 86 " Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. " Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product encompasses both technical design documentation and game design documentation.

CAPITALIZED DEVELOPMENT COSTS

      For products where proven technology exits, this may occur early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, we expense, as part of cost of sales, development costs when we believe such amounts are not recoverable. Amounts related to capitalized development costs that are not capitalized are charged immediately to cost of sales. We evaluate the future recoverability of capitalized amounts on a quarterly basis. The recoverablility of capitalized development costs is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology and orders of the product prior to its release. Commencing upon product release, capitalized development costs are amortized to cost of sales - software royalties and amortization is based on the ratio of current revenues to total projected revenues, generally resulting in an amortization period of one year or less. For products that have been released in prior periods, we evaluate the future recoverability of capitalized amounts on a quarterly basis. The primary evaluation criterion is actual title performance.

CAPITALIZED LICENSES

      Capitalized license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of the products. Depending on the agreement with the rights holder, we may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product over a shorter period of time.

      We evaluate the future recoverability of capitalized licenses on a quarterly basis. The recoverability of capitalized license costs is evaluated based on the expected performance of the specific products in which the licensed trademark or copyright is to be used. Prior to the related product's release, we expense, as part of cost of sales, licenses when we believe such amounts are not recoverable. Capitalized development cost for those products that are cancelled or abandoned are charged to cost of sales. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology and orders for the product prior to its release.

      Commencing upon the related products release, capitalized license costs are amortized to cost of sales - licenses based on the ratio of current revenues for the specific product to total projected revenues for all products in which the licensed trademark or copyright will be utilized. As license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year. For intellectual property included in products that have been released, we evaluate the future recoverability of capitalized amounts on a quarterly basis. The primary evaluation criterion is actual title performance.

REVENUE RECOGNITION

      Revenue from video game distribution contracts, which provide for the receipt of non-refundable guaranteed advances, is recognized when the games are delivered to the distributor by the manufacturer under the completed contract method, provided the other conditions of sale as established by the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, " Revenue Recognition ," are satisfied:

      i.    Persuasive evidence of an arrangement exists.

      ii.   Delivery has occurred or services have been rendered.

      iii.  The seller's price to the buyer is fixed or determinable.

      iv.   Collectibility is reasonably assured

      Until all of the conditions of the sale have been met, amounts received on such distribution contracts are recorded as deferred income. Although we regularly enter into the assignment of accounts receivable to vendors, we do not record revenues net versus gross per Emerging Issues Task Force ("EITF") No. 99-19, " Reporting Revenue Gross as a Principal versus Net as an Agent ," since we:

      i.    Act as the principal in the transaction.

      ii.   Take title to the products.

      iii. Have risks and rewards of ownership, such as the risk of loss for collection, delivery, or returns.

      iv.   Do not act as an agent or broker.

      At all times, we maintain control of the development process and is responsible for directing the vendor. Other than for payment, the customer does not communicate with the vendor.

      We utilize the completed contract method of revenue recognition as opposed to the percentage-of-completion method of revenue recognition for substantially all of its products since the majority of its products are completed within six to eight months. We complete the products in a short period of time since we obtain video games that are partially complete or obtain foreign language video games published by foreign manufacturers that are completed.

NEW ACCOUNTING PRONOUNCEMENTS

      In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FAS 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation , to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. This Statement also amends APB Opinion No. 28, Interim Financial Reporting , to require disclosure about those effects in interim financial information. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. The adoption of the interim disclosure provisions of SFAS No. 148 did not have an impact on our financial position, results of operations or cash flows. We are currently evaluating whether to adopt the fair value based method of accounting for stock-based employee compensation in accordance with SFAS No. 148 and its resulting impact on our financial statements.

                             DESCRIPTION OF BUSINESS

      We develop, publish and market interactive entertainment software. We currently publish titles for many popular interactive entertainment hardware platforms, such as Sony's PlayStation, Nintendo 64 and Nintendo's Game Boy Color and Game Boy Advance as well as the next generation hardware platforms such as Sony's PlayStation 2, Nintendo GameCube, Microsoft's Xbox, and also for the PC.

      We were incorporated under the laws of the State of Utah on July 29, 1982 as Strategic Recovery Corporation, with the purpose of investing in real and personal property and buying and selling strategic metals. On February 16, 1987, we entered into a merger agreement with Lance, Inc. Under the Certificate of Merger, we were the surviving corporation and subsequent to the merger we changed our name to Lance, Inc. After the merger we intended to distribute software applications to assist managers of HUD qualified projects to complete required forms and reports to maintain HUD qualification for rental payments. This project eventually failed and we ceased operations until May 29, 2003, when we entered into a Share Exchange Agreement with Conspiracy Entertainment Corporation and its stockholders. Pursuant to the Share Exchange Agreement, we acquired all of the issued and outstanding common stock of Conspiracy Entertainment Corporation in exchange for 21,552,900 shares of our common stock. We subsequently changed our name to Conspiracy Entertainment Holdings, Inc. and began developing, publishing and marketing interactive entertainment software.

PUBLISHING

      We have entered into publishing agreements with publishers of interactive entertainment hardware platforms. These agreements are for non-exclusive licenses, both for the rights to publish and to develop titles for their hardware platforms. These agreements are the foundation for our business. We must maintain a license to develop and publish titles for each hardware platform. Each license specifies the territory to which it applies, and licenses range from multi-national distribution to approval on a title-by-title basis. Our existing hardware platform licenses for Sony's PlayStation and PlayStation 2, Nintendo's Game Boy Color and Game Boy Advance, Nintendo 64 and Microsoft's Xbox, and our license for Nintendo GameCube require that we obtain approval for publication of new titles on a title-by-title basis. As a result, the number of titles we are able to publish for these hardware platforms and our ability to time the release of titles is dependent upon decisions made by third party publishers.

      On August 28, 2000, we entered into a licensed publisher agreement with Sony Computer Entertainment America, Inc. Under the agreement, Sony Computer Entertainment granted us a non-exclusive license to publish, develop, have manufactured, market, distribute and sell software for Sony's computer entertainment system, PlayStation 2, in the United States and Canada. The term of the license agreement was until March 31, 2003, but automatically extends for additional one-year terms thereafter, unless either party provides the other with written notice of its election not to so extend on or before January 31 of the applicable year. We are required to have the software that we develop under the agreement manufactured by a manufacturing facility designated by Sony Computer Entertainment. We are required to pay Sony Computer Entertainment a royalty fee for each unit of the licensed products that is manufactured, based on the initial wholesale price of the product.

      On September 28, 2000, we entered into a publisher license agreement with Microsoft Corporation to develop and/or publish software products running on the Xbox game system and license proprietary materials from Microsoft. When we develop a concept for a game for the Xbox system, we are required to submit to Microsoft a written and completed concept submission form that includes details of the proposed game. Microsoft then evaluates the proposed game and, if approved, we deliver to Microsoft a beta version of the game which includes all of the games features, along with disclosure about any hidden characters, cheats, "eater eggs," bonus video and audio, and similar elements included in the beta version and/or intended to be included in the final release version of the game. When is game title is complete, we deliver to Microsoft the proposed final release version that is ready for manufacture and commercial distribution. Microsoft playtests the beta version and proposed final release version of each game title and Microsoft provides us written comments regarding the results. We are required to comply with any requests by Microsoft to improve a game based on playtests. We are required to retain only authorized software replicators that are certified and approved by Microsoft for replication (manufacture) of games that run on Xbox. For each finished product unit manufactured, we must pay Microsoft royalties in accordance with the agreement.

      On October 2, 2000, we entered into a licensed publisher agreement with Sony Computer Entertainment America, Inc. Under the agreement, Sony Computer Entertainment granted us a non-exclusive license to publish, have manufactured, market, distribute and sell software for Sony's CD-based interactive console, PlayStation, in the United States, Canada and Mexico. Unless earlier terminated, the license is effective for four years. On September 11, 2004, this agreement was extended for another four years. Sony Computer Entertainment manufactures the software that we develop under the agreement. We are required to pay Sony Computer Entertainment a royalty fee for each unit of the licensed products that is manufactured.

      On November 9, 2001, we entered into a license agreement with Nintendo of America Inc. to develop, have manufactured, advertise, market and sell video game software for play on the Game Boy Advance system in countries within the Western hemisphere and their respective territories and possessions. The term of the agreement is for three years. Upon completion of a game, we deliver a prototype to Nintendo of America where it is tested and, if approved, we place purchase orders for the game from Nintendo of America for distribution to end consumers.

      On November 1, 2002, we entered into a license agreement with Nintendo of America Inc. to develop, have manufactured, advertise, market and sell video game software for play on the Nintendo GameCube system in countries within the Western hemisphere and their respective territories and possessions. The term of the agreement is for three years. Upon completion of a game, we deliver a prototype to Nintendo of America where it is tested and, if approved, we place purchase orders for the game from Nintendo of America for distribution to end consumers.

ENTERTAINMENT LICENSING

      We have entered into strategic license arrangements with entertainment and media companies that have developed well-known characters and brands and that are producing properties that are expected to form the basis for future products. Our agreements with licensors and developers generally require us to make advance royalty payments.

      On July 1, 2003, we entered into an agreement with Discovery Licensing, Inc. to use certain marks, characters and content relating to "The Jeff Corwin Experience" to produce computer and video games for Nintendo Game Boy Advance, Sony PlayStation 1, Sony PlayStation 2 and PC platforms. The term of the agreement is for two years. The agreement requires us to pay advance royalty payments totaling $100,000 by December 31, 2004. To date, the advance royalty payments have not been paid. We are also required to distribute at least one licensed product in reasonably commercial quantities no later than May 1, 2004. This project is temporarily on hold until we find a developer and game design that meets our objectives and those of Discovery. The agreement provides that if we (a) fail to distribute a particular licensed product by May 1, 2004 and/or
(b) are not making regular sales of more than a nominal amount of a particular licensed product for any 120-day period or more after May 1, 2004 and do not have plans to make regular sales of more than a nominal amount of such licensed products within the 120 days after May 1, 2004, then Discovery Licensing has the right upon 30 days written notice to terminate our rights for such particular licensed product for the term of the agreement. We have not met these requirements and, to date, Discovery Licensing has not notified us that it is terminating our rights under the agreement. We must obtain Discovery Licensing's approval for all licensed products to be manufactured, created, sold, distributed or otherwise used under the agreement. The agreement requires us to pay royalties to Discovery Licensing based on our net revenue derived from licensed products through various distribution channels, which are payable within 30 days of the end of each calendar quarter.

      On July 1, 2003, we entered into an agreement with Discovery Licensing, Inc. to use certain marks, characters and content relating to "Monster Garage" to produce computer video games for Nintendo Game Boy Advance, Sony PlayStation 1 and Sony PlayStation 2. The term of the agreement is for two years. The agreement requires us to pay advance royalty payments totaling $50,000 by December 31, 2004. We are also required to distribute at least one licensed product in reasonably commercial quantities no later than May 1, 2004. It is currently uncertain whether we will proceed with this agreement because there is a legal issue between Discovery and Monster Cables over the rights to the name "Monster." This project is on hold until the matter between Discovery and Monster Cables is resolved and until we find a developer and game design that meets our objectives and those of Discovery. The agreement provides that if we
(a) fail to distribute a particular licensed product by May 1, 2004 and/or (b) are not making regular sales of more than a nominal amount of a particular licensed product for any 120-day period or more after May 1, 2004 and do not have plans to make regular sales of more than a nominal amount of such licensed products within the 120 days after May 1, 2004, then Discovery Licensing has the right upon 30 days written notice to terminate our rights for such particular licensed product for the term of the agreement. We have not met these requirements and, to date, Discovery Licensing has not notified us that it is terminating our rights under the agreement. We must obtain Discovery Licensing's approval for all licensed products to be manufactured, created, sold, distributed or otherwise used under the agreement. The agreement requires us to pay royalties to Discovery Licensing based on our net revenue derived from licensed products through various distribution channels, which are payable within 30 days of the end of each calendar quarter.

      On July 7, 2003, we entered into two software licensing agreements with Constant Entertainment LLP - SEGA Limited to manufacture, market and otherwise exploit (including via online sales) various games for the Sony PlayStation 2 platform. One agreement covers the territories of North America, Canada, Mexico, and South America. The other agreement covers the territories of Europe. The term of each agreement is for 48 months after release of the products. Each agreement requires us to make royalty advances to Constant Entertainment in the amount of $60,000 per each title, or a total of $840,000 for 14 titles covered by the agreement. The schedule for royalty advances is as follows: (1) 30%, or $252,000 upon signing each agreement; (2) 30% upon concept approval for each product by Sony Computer Entertainment of America; and (3) 40% upon concept approval for each product by Sony Computer Entertainment of America for commercial production. To date, only the $252,000 advance royalty payment for the European territories has been paid. The royalty advances are credited against royalties which are payable under each agreement of $1.15 per each unit sold by us. This agreement calls for multiple titles to be release individually. With the full knowledge and instructions of SEGA, we presented this project first as a 4-in-1 package and ultimately as a 10-in-1 package which was approved by Sony on April 16, 2004. Recently, Constant Entertainment received a termination letter from 3D AGES/SEGA for the US Publishing rights to the titles under our agreement because the project was presented as a 10-in-1 package. On September 28, 2004 we received a cease and desist email notification from SEGA US who is apparently the new publisher of these game titles. We believe the actions of SEGA/3D AGES are not valid and in fact our agreement with Constant may be have been infringed by a third party (SEGA US).

DEVELOPMENT

      We design and develop our titles primarily through third parties with whom we have relationships. We do not currently have any formal arrangements for the design or development of any titles. The development cycle for a new title typically ranges from 24 to 36 months and products are sold to mass merchandisers and through outsourced distributors. All of our products are manufactured by third parties. We do not currently have any formal agreements for the manufacture of products.

      We also develop and market foreign game titles that have been successfully released in other countries to make them suitable for production in the United States. This process is generally shorter in time and allows us to quickly market these products. Generally these products are release at "budget" pricing, taking advantage of impulse buyers in retail outlets.

OUR BUSINESS STRATEGY

      Our objective is to become a leading independent developer and publisher of interactive entertainment software. With our ability to license popular titles, develop quality content with third-party developers and distribute titles through our worldwide distribution channels, we anticipate growth opportunities during the next major growth cycle of the interactive software industry. We also strive to become a leader in "budget" title publishing. To further our objectives, we:


      WORK INTERNALLY AND WITH THIRD-PARTY GAME DEVELOPERS. We design and develop our products both internally and through our informal relationships with third-party game developers. Titles are created around our licenses with third party developers and our own proprietary content. This model allows us to create game ideas utilizing the latest technologies and consumer trends and enables us to better manage production efforts in a cost-effective manner.

      PLAN TO TAKE DIRECT CONTROL OVER DISTRIBUTION CHANNELS. Our sales and marketing efforts are designed to broaden product distribution and increase the penetration of our products. Currently, our titles are sold to many mass merchandisers such as Toys "R" Us, Target, Kmart, Wal-Mart and Best Buy through distributors such as SVG and Universal. We do not have formal written distribution agreements with any distributors. In the long-term, we plan to take more direct control of the sales marketing and distribution process by establishing our own direct distribution and sales organization.

      ENTER INTERNATIONAL MARKETS. In early 2004 we founded Conspiracy Entertainment Europe, Ltd., a United Kingdom corporation, and we own 51% of this entity. Through Conspiracy Entertainment Europe, we have established relationships for the development and distribution of game titles in Europe. The size of the European market is approximately 80% of the United States market, providing an incremental revenue growth opportunity for direct distribution of our interactive titles.

      MAINTAIN HARDWARE PLATFORM FLEXIBILITY. We develop products for most hardware platforms that are currently available. In addition, we market more popular titles across multiple platforms that have large installed bases. We work with hardware companies to coordinate the release of new titles with the launch of next generation hardware platforms for which those titles are designed.


OUR PRODUCT DEVELOPMENT STRATEGY

      We  have  secured   orders  to  pre-sell  a  number  of  our   interactive
entertainment titles. We plan to use the following product development strategy to develop consistent quality titles for future release:


      DEVELOP NEW TITLES FOR 2005/2006. Over the next several years, we plan to transition from licensing and subcontracting the development of our products to internal development. Because of the 24-36 month development cycle for new titles, our products for 2005/2006 will be developed through our existing license agreements.


      INCREASINGLY CREATE CONSPIRACY ENTERTAINMENT-GENERATED TITLES. We expect that within the next several years approximately 50% of our released titles will come from in-house generated concepts and ideas. We believe that increased intellectual property content enhances the value of our business and will permit greater control and improved profit margins. We plan to focus on developing titles that target specific segments of the interactive entertainment industry. We identify popular properties that we believe have the potential to become successful titles, evaluate the demographic segment that the titles are most likely to appeal to and begin the development process. In this way, we believe we are able to develop titles with brand name recognition that appeal to targeted segments of the interactive entertainment software market.

COMPETITION

      The interactive entertainment software industry is intensely competitive and is characterized by the frequent introduction of new hardware platforms and titles. Our competitors vary in size from small companies to large corporations, including the manufacturers of the hardware platforms. We must obtain a license from and compete with hardware platform manufacturers in order to develop and sell titles for their respective platforms. Each hardware platform manufacturer is the largest publisher and seller of software products for its own hardware platforms. As a result of their commanding market positions, these manufacturers generally have better bargaining positions with respect to retail pricing, shelf space and purchases than do any of their licensees.


      In addition to the hardware platform manufacturers, we compete with other interactive entertainment software companies. Significant competitors include Acclaim Entertainment, Inc., Activision, Inc., Bandai America Incorporated, Capcom USA, Inc., Eidos PLC, Electronic Arts Inc., Infogrames, Inc., Interplay Entertainment Corp., Konami Corporation of America, Inc., Midway Games Inc., Namco Ltd., Sega Enterprises, Inc. (USA), Take-Two Interactive Software, Inc., THQ, Inc., BAM Entertainment, Ubi Soft Entertainment, Vivendi Universal S.A. and The 3DO Company. Many of these competitors are large corporations that have significantly greater financial, marketing, personnel and product development resources than us. Due to these greater resources, certain of these competitors are able to undertake more extensive marketing campaigns, adopt more aggressive pricing policies, pay higher fees to licensors of desirable motion picture, television, sports and character properties and pay more to third-party software developers than we can. We believe that w are able to successfully compete with regard to the principal factors of the interactive entertainment software industry, including product features, brand name recognition, rights to properties, access to distribution channels, product quality and ease of use, price, marketing support, independent product reviews and quality of customer service. However, any significant increase in the development, marketing and sales efforts of our competitors could harm our business.

EMPLOYEES

      As of November 12, 2004, we had three full time employees. We intend to hire additional employees as needed. We retain independent contractors from time to time to provide various services, primarily in connection with our software development and sales activities. None of our employees are covered by a collective bargaining agreement. We consider our relations with our employees to be good.

                             DESCRIPTION OF PROPERTY

      We maintain an office located at 612 Santa Monica Blvd., Santa Monica, California. We occupy approximately 1,900 square feet of office space at this location under a lease that expires in April 2006. Our current rent under the lease is $4,038 per month.

                                LEGAL PROCEEDINGS

      Except as discussed below, we are not currently a party to, nor is any of our property currently the subject of, any pending legal proceeding. None of our directors, officers or affiliates is involved in a proceeding adverse to our business or has a material interest adverse to our business.

      On July 22, 2003, we filed a lawsuit in the Superior Court of California, County of Los Angeles, against Bravado International Group, Inc. and Cousins Entertainment, Inc. seeking damages in an amount of not less than $5,000,000 in connection with the breach of a contract for the development and exploitation of a computer game. The complaint states causes of action based on fraud and deceit, conspiracy to defraud, breach of contract, and breach of the covenant of good faith and fair dealing. On December 24, 2003, we filed an amended complaint alleging the above claims and adding claims based on tortuous interference with contractual relations and tortuous interference with prospective economic advantage against Cousins Entertainment, Inc. The conspiracy to defraud and tortuous interference with prospective economic advantage claims were against Cousins Entertainment were dismissed. We are proceeding against Bravado International Group based on claims for fraud and deceit, conspiracy to defraud, breach of contract and breach of the covenant of good faith and fair dealing, and against Cousins Entertainment on the claim for tortuous interference with contractual relations, reserving our right to re-allege the conspiracy to defraud claim against Cousins Entertainment should subsequent discovery indicate the viability of such claim. On September 16, 2003, Bravado International Group filed its answer with a cross-complaint alleging breach of contract against us and seeking damages of $50,000 plus interest, attorney's fees and costs. On April 9, 2004, Cousins Entertainment filed its answer with a cross-complaint alleging unauthorized use of name, image and likeness under California Civil Code section 3344 and common law misappropriation of the right of publicity against us and seeking damages in excess of $10,000,000, disgorgement of profits, proceeds or other consideration received by us, punitive damages, attorney's fees and costs. Discovery is proceeding and we intend to vigorously pursue our claims, while at the same time contest the claims brought against us by way of Bravado International Group's and Cousins Entertainment's cross-complaints.

      On September 28, 2004 we received a cease and desist email notification from SEGA US who is apparently the new publisher of game titles under our July 7, 2003 software licensing agreement with Constant Entertainment LLP - SEGA
Limited. The agreement with Constant Entertainment LLP provides for multiple titles to be released individually. With the full knowledge and instructions of SEGA, we presented a project to release titles as a 10-in-1 package. Constant Entertainment received a termination letter from 3D AGES/SEGA for the US publishing rights to the titles under our agreement due to the proposal to release titles as a 10-in-1 package, rather than individually. We believe the actions of SEGA/3D AGES are not valid and in fact our agreement with Constant may be have been infringed by a third party (SEGA US). On October 13, 2004 we retained legal counsel to represent us in this matter.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each.

--------------------------------------------------------------------------------
      NAME             AGE                           POSITION
--------------------------------------------------------------------------------

Sirus Ahmadi           34         Chief Executive Officer and Director
--------------------------------------------------------------------------------
Keith Tanaka           41         Chief Financial Officer, Principal
                                  Accounting Officer, Secretary and Director
--------------------------------------------------------------------------------
Randy Broweleit        48         Director
--------------------------------------------------------------------------------


      SIRUS AHMADI, Chief Executive Officer and Director. Mr. Ahmadi has been our Chief Executive Officer and a Director since August 2003. Prior to joining us, Mr. Ahmadi was the President and Chief Executive Officer of Conspiracy Entertainment Corporation since 1997. Mr. Ahmadi is currently a member of the Board of Directors of Giant Mobile Corporation, a wireless gaming company.

      KEITH TANAKA, Chief Financial Officer, Principal Accounting Officer, Secretary and Director. Mr. Tanaka has been our Chief Financial Officer, Principal Accounting Officer, Secretary and a Director since August 2003. Prior to joining us, Mr. Tanaka was the Controller and Chief Financial Officer of Conspiracy Entertainment Corporation since 2000. Before joining Conspiracy
Entertainment Corporation, he was an independent consultant for Conspiracy Entertainment Corporation since 1997. Mr. Tanaka is currently a member of the Board of Directors of Giant Mobile Corporation, a wireless gaming company.

      RANDY BROWELEIT, Director. Mr. Broweleit has been a member of our Board of Directors since August 2003. Prior to joining us, Mr. Broweleit served as the Senior Vice President and General Manager of Konami of America since 2000. In 1998, he held the position of Vice President of Business Development for Animation Science Corporation.

      All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. There are no agreements with respect to the election of directors. We do not compensate our directors. Officers are appointed annually by the Board of Directors and each executive officer serves at the discretion of the Board of Directors. The Company does not have any standing committees at this time.

      No director, Officer, affiliate or promoter of the Company has, within the past five years, filed any bankruptcy petition, been convicted in or been the subject of any pending criminal proceedings, or is any such person the subject or any order, judgment or decree involving the violation of any state or federal securities laws.

AUDIT COMMITTEE

      We do not have a separately designated standing audit committee, or a committee performing similar functions. We also do not have an audit committee financial expert, as that term is defined in Item 401 of Regulation S-B.

                             EXECUTIVE COMPENSATION

      The following table sets forth information concerning the total compensation that we have paid or that has accrued on behalf of our chief executive officer and other executive officers with annual compensation exceeding $100,000 during the fiscal years ending December 31, 2003, 2002 and 2001.

                                                                                            LONG-TERM
                                                                                           COMPENSATION
                                                                            -------------------------------------------
                                              ANNUAL COMPENSATION                      AWARDS                PAYOUTS
                                      ------------------------------------- ------------------------------ ------------
                                                                  OTHER                       SECURITIES                   ALL
                                                                 ANNUAL        RESTRICTED     UNDERLYING                  OTHER
        NAME AND                                                 COMPEN-     STOCK AWARD(S)    OPTIONS/       LTIP       COMPEN-
   PRINCIPAL POSITION        YEAR      SALARY ($)   BONUS ($)  SATION ($)         ($)          SARS (#)    PAYOUTS ($)  SATION ($)
-------------------------- ---------- ------------- ---------- ------------ ----------------- ------------ ------------ -----------
Sirus Ahmadi              2003 (1)     $324,000      ---         ---             ---            ---          ---          ---
                          2002         $324,000      ---         ---             ---            ---          ---          ---
                          2001         $120,000      ---         ---             ---            ---          ---          ---

Keith Tanaka              2003 (2)     $134,400      ---         ---             ---            ---          ---          ---
                          2002         $134,400      ---         ---             ---            ---          ---          ---
                          2001          $60,000      ---         ---             ---            ---          ---          ---

      1. During the fiscal year ended December 31, 2003, $74,672 of Mr. Ahmadi's $324,000 salary was deferred.

      2. During the fiscal year ended December 31, 2003, $27,258 of Mr. Tanaka's $134,400 salary was deferred.

EXECUTIVE EMPLOYMENT AGREEMENTS

      On January 1, 2002, we entered into three-year employment agreements with Sirus Ahmadi, our Chief Executive Officer, and Keith Tanaka, our Chief Financial Officer, providing for annual salaries of $324,000, plus benefits, and $134,400, plus benefits, respectively. In addition, per the agreements, each employee is entitled to a corporate vehicle monthly allowance of $800 and $500, respectively. Mr. Tanaka is also entitled to 10% of our total issued and outstanding common shares as of the date of the agreement.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      We have not entered into any transaction during the last two years and we have not proposed any transaction to which we were or are to be a party, in which any of the following persons had or is to have a direct or indirect material interest:

      - Any director or executive officer of Conspiracy Entertainment Holdings, Inc.;

      -     Any nominee for election as a director;

      - Any security holder named in the "Security Ownership of Certain Beneficial Owners and Management" section below; and

      - Any member of the immediate family (including spouse, parents, children, siblings, and in-laws) of any such person.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth information regarding the beneficial ownership of our common stock as of November 12, 2004. The information in this table provides the ownership information for:

      o each person known by us to be the beneficial owner of more than 5% of our common stock;

      o     each of our directors;

      o     each of our executive officers; and

      o     our executive officers and directors as a group.

      Beneficial ownership has been determined in accordance with the rules and regulations of the SEC and includes voting or investment power with respect to the shares. Unless otherwise indicated, the persons named in the table below have sole voting and investment power with respect to the number of shares indicated as beneficially owned by them.

                                                                            Percentage of           Percentage of
                                                   Common Stock             Common Stock            Common Stock
     Name of Beneficial Owner (1)             Beneficially Owned (2)     Before Offering (2)     After Offering (3)
     --------------------------------------- ------------------------- ------------------------ ----------------------
     Sirus Ahmadi                                    14,779,131                 40.4%                    12.9%
     Keith Tanaka                                     2,155,290                  5.9%                     1.9%
     All Directors and Executive Officers
     as a Group (2 persons)                          16,934,421                 46.3%                    14.7%
     --------------------------------------- ------------------------- ------------------------ ----------------------

      (1) The address of the listed beneficial owners is c/o Conspiracy Entertainment Holdings, Inc., 612 Santa Monica Blvd., Santa Monica, California 90401

      (2) Applicable percentage ownership is based on 36,615,509 shares of common stock outstanding as of November 12, 2004, together with securities exercisable or convertible into shares of common stock within 60 days of November 12, 2004 for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock that are currently exercisable or exercisable within 60 days of November 12, 2004 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

      (3)   Based on 114,865,509 shares of common stock outstanding.


                            DESCRIPTION OF SECURITIES

      The following description of our capital stock is a summary and is qualified in its entirety by the provisions of our Articles of Incorporation, with amendments, all of which have been filed as exhibits to our registration statement of which this prospectus is a part.

DIVIDEND POLICY

      We have not previously declared or paid any dividends on our common stock and we do not anticipate declaring any dividends in the foreseeable future. There are no restrictions in our articles of incorporation or bylaws that restrict us from declaring dividends.

      Our Board of Directors has no present intention of declaring any cash dividends, as we expect to re-invest all profits in the business for additional working capital for continuity and growth. The future declaration and payment of dividends will be determined by our Board of Directors after considering the conditions then existing, including the our earnings, financial condition, capital requirements, and other factors.

CAPITAL STRUCTURE

      Our authorized capital consists of 140,000,000 shares of common stock, par value $.001 per share, and no shares of preferred stock. Of our authorized common stock, we are authorized to issue up to 40,000,000 shares of Class B Common Stock. As of November 12, 2004, we had 36,615,509 shares of common stock outstanding. Stockholders: (i) have general ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all assets of the Company available for distribution to stockholders upon liquidation, dissolution or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all stockholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of the directors of the Company if they choose to do so.

CONSULTING AGREEMENTS

      On August 24, 2004, we entered into a consulting agreement with Moshe Hartstein. Under the consulting agreement, we paid Mr. Hartstein $55,250 cash and agreed to issue Mr. Hartstein 500,000 shares of our common stock and Mr. Hartstein agreed to provide us advisory and consulting services relating to financial matters and sales and marketing as reasonably requested by us. The term of the consulting agreement is from August 24, 2004 through November 31, 2004. The shares under the consulting agreement were issued in the name of Marina Ventures, an entity owned by Mr. Hartstein. We are registering in this prospectus the 500,000 shares of common stock that we issued to Marina Ventures.

      On August  26,  2004,  we entered  into a  consulting  agreement  with Sol
Financial, Inc. Under this agreement, we paid Sol Financial $15,000 cash and issued Sol Financial 100,000 shares of our common stock and Sol Financial agreed to provide us advisory and consulting services relating to financial matters and sales and marketing as reasonably requested by us. The term of this agreement is from August 26, 2004 through October 31, 2004. We are registering in this prospectus the 100,000 shares of common stock that we issued to Sol Financial, Inc.

      On September 28, 2004, we entered into a consulting agreement with Scott Mac Caughern. Under this agreement, we issued Mr. Mac Caughern: (1) a common stock purchase warrant to purchase up to 625,000 shares of our common stock, exercisable until August 31, 2009 at a price of $0.20 per share; and (2) a common stock purchase warrant to purchase up to 625,000 shares of our common stock, exercisable until August 31, 2009 at a price of $0.40 per share. Such warrants are exercisable on a cashless basis unless the share of common stock underlying the warrants have been registered pursuant to an effective registration statement under the Securities Act of 1933. We are registering in this prospectus up to 1,250,000 shares of common stock issuable upon exercise of these warrants.

AUGUST 31, 2004 FINANCING AND OCTOBER 6, 2004 FINANCING

      On August 31, 2004, we sold an aggregate of $1,050,000 principal amount of 5% Secured Convertible Debentures, 21,000,000 Class A Common Stock Purchase Warrants, and 21,000,000 Class B Common Stock Purchase Warrants, to four institutional investors. On October 6, 2004, we issued an additional $50,000 principal amount of 5% Secured Convertible Debentures, 1,000,000 Class A Common Stock Purchase Warrants and 1,000,000 Class B Common Stock Purchase Warrants to one institutional investor. We received gross proceeds totaling $1,100,000 from the sale of the Secured Convertible Debentures and the Class A and Class B Common Stock Purchase Warrants in the foregoing transactions. The purchasers of the Debentures and Warrants were as follows:


                                   Principal
                                   Amount of        Class A           Class B
        Investor                   Debentures       Warrants          Warrants
        --------                   ----------       --------          --------

        Alpha Capital AG           $500,000         10,000,000       10,000,000

        Stonestreet Limited
          Partnership              $350,000          7,000,000        7,000,000

        Whalehaven Fund Limited    $100,000          2,000,000        2,000,000

        Whalehaven Capital LP      $100,000          2,000,000        2,000,000

        Whalehaven Capital Fund
          Limited                  $ 50,000          1,000,000        1,000,000


      Principal and accrued interest on each of the Debentures is due and payable on August 30, 2006. Interest is payable on the earlier of a conversion of the Debentures (as described below) or on the maturity date. At our election accrued interest on the Debentures may be paid by us in shares of common stock at the conversion price then in effect. The conversion ratio is $0.05 per share, subject to adjustment for subsequent lower price issuances by us, as well as customary adjustment provisions for stock splits, combinations, dividends and the like. We are registering under this prospectus 22,000,000 shares of common stock issuable upon conversion of the Debentures, 2,200,000 shares issuable upon conversion of the convertible debentures with respect to interest accrued thereon through the maturity date thereof on the second anniversary of their issuance, and 4,400,000 shares of common stock representing our current good faith estimate of additional shares issuable to the holders of the Debentures as liquidated damages through the projected effective date of this registration statement or as a result of adjustments, as contemplated by certain provisions of the Securities Purchase Agreement or the related Registration Rights Agreement. Payment of all amounts due pursuant to the Debentures, as well as our other obligations to these selling stockholders, is secured by a lien on all of our assets.

      Each Class A Warrant is exercisable at a price of $0.20 per share from the earlier of 65 days after its original issuance or the date on which the shares of common stock issuable upon exercise of the Class A Warrants are registered under the Securities Act of 1933. The Class A Warrants are exercisable until expiration on August 31, 2009. Each Class B Warrant is exercisable at a price of $0.05 per share from the earlier of 65 days after its original issuance or the date on which the shares of common stock issuable upon exercise of the Class B Warrants are registered under the Securities Act of 1933. The Class B Warrants are exercisable until expiration nine months after the effectiveness of that registration (subject to extension under certain circumstances). The exercise price of each of the Warrants is subject to adjustment for subsequent lower price issuances by the Company, as well as customary adjustment provisions for stock splits, combinations, dividends and the like. We are registering under this prospectus 44,000,000 shares of common stock issuable upon exercise of the Warrants and 4,400,000 shares of common stock representing a good faith estimate of additional shares issuable to the holders of the Warrants as a result of adjustments contemplated by certain provisions of the Securities Purchase Agreement.

      The Debentures and the Warrants were issued in a private placement transaction pursuant to Section 4(2) under the Securities Act of 1933. Pursuant to the terms of a registration rights agreement, we agreed to include the shares of common stock issuable upon conversion of the Debentures and upon exercise of the Warrants in a registration statement under the Securities Act of 1933 to be filed no later than October 15, 2004 and to use our best efforts to cause such registration statement to be declared effective no later than November 29, 2004. In the event we do not meet these deadlines, we may be required to issue additional shares of common stock to the investors under the terms of the registration rights agreement.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

      Our Bylaws require that we indemnify and hold harmless our officers and directors for any obligations arising out of any acts or conduct performed on our behalf. Specifically, our Bylaws provide that we shall and do hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a director or officer, or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; including power to defend such person from all suits as provided for under the provisions of the Utah Revised Business Corporation Act; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct.

      The indemnification provision of our Bylaws do not exclude any other right to which our officers or directors may lawfully be entitled and it does not restrict our right to indemnify or reimburse such persons in a proper case, even though not specifically provided for in the Bylaws. Further, our Bylaws provide that our directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing to do so in reliance on the advice of counsel. These indemnification rights are exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of stockholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

                   CHANGES AND DISAGREEMENTS WITH ACCOUNTANTS
                     ON ACCOUNTING AND FINANCIAL DISCLOSURE

      On July 22, 2003, our Board of Directors resolved as follows:

      We engaged Chisholm and Associates as our independent accountants for the fiscal year ending June 30, 2003. During the most recent fiscal year and any subsequent interim period prior to engaging Chisholm and Associates, we did not consult with Chisholm and Associates regarding either (i) the application of accounting principals to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements; or (ii) any matter that was either the subject matter of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-B) and the related instructions) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-B).

      Chisholm and Associates reviewed the disclosure required by Item 304(a) before it was filed with the Commission and has been provided an opportunity to furnish us with a letter addressed to the Commission containing any new information, clarification of the expression of our views, or the respects in which it does not agree with the statements made by us in response to Item 304(a).

      Our previous auditor's reports on the financial statements for either of the past two years contained no adverse opinion or disclaimer of opinion, nor were modified as to uncertainty, audit scope or accounting principles. During the two most recent fiscal years and later interim period through the termination of the client-auditor relationship, there were no disagreements of the type described under Item 304(a)(1)(iv)(A) of Regulation S-B.

                                  LEGAL MATTERS

      The validity of the shares of common stock being offered hereby will be passed upon for us by Sichenzia Ross Friedman Ference LLP, New York, New York.

                                     EXPERTS

      Our financial statements at December 31, 2003 appearing in this prospectus and registration statement have been audited by Chisholm, Bierwolf & Nilson, LLC, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

      Our financial statements at December 31, 2002 appearing in this prospectus and registration statement have been audited by Singer Lewak Greenbaum & Goldstein LLP, independent registered public accounting firm, as set forth on their report thereon appearing elsewhere in this prospectus, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION

      We have filed a registration statement on Form SB-2 under the Securities Act of 1933, as amended, relating to the shares of common stock being offered by this prospectus, and reference is made to such registration statement. This prospectus constitutes the prospectus of Conspiracy Entertainment Holdings, Inc., filed as part of the registration statement, and it does not contain all information in the registration statement, as certain portions have been omitted in accordance with the rules and regulations of the Securities and Exchange Commission.

      We  are  subject  to the  informational  requirements  of  the  Securities
Exchange Act of 1934, as amended, which requires us to file reports, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy statements and other information may be inspected by public reference facilities of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Because we file documents electronically with the SEC, you may obtain this information by visiting the SEC's Internet website at http://www.sec.gov.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

                          INDEX TO FINANCIAL STATEMENTS


                                                                          PAGE
                                                                          ----

 PERIODS ENDED JUNE 30, 2004 AND 2003 (UNAUDITED)
 ------------------------------------------------

 Consolidated Balance Sheets                                              F-2
 Consolidated Statements of Operations                                    F-3
 Consolidated Statements of Cash Flows                                    F-4
 Notes to Financial Statements                                            F-5


 YEARS ENDED DECEMBER 31, 2003 AND 2002 (AUDITED)
 ------------------------------------------------

 Independent Auditors' Report                                             F-6
 Independent Auditors' Report                                             F-7
 Consolidated Balance Sheet                                               F-8
 Consolidated Statements of Operations and Comprehensive Income (Loss)    F-10
 Consolidated Statements of Stockholders' Equity (Deficit)                F-11
 Consolidated Statements of Cash Flows                                    F-12
 Notes to Financial Statements                                            F-14

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                    September 30,
                                                                         2004
                                                                     -------------
                                                                    (Unaudited)
Current Assets:
  Cash                                                               $   209,193
  Cash - Restricted                                                      403,000
  Accounts Receivable, net                                                80,237
                                                                     -----------
    Total Current Assets                                                 692,430

  Property and Equipment, Net                                             32,983

Other Assets:
  Capitalized Development Costs and Licenses, Net                        720,717
  Deposits                                                                 8,025
  Investments                                                             11,272
                                                                     -----------
    Total Other Assets                                                   740,014
                                                                     -----------
    Total Assets                                                     $ 1,465,427
                                                                     ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
  Accounts Payable                                                   $   776,718
  Accounts Payable - Related Party                                         3,501
  Accrued Expenses                                                        13,094
  Accrued Interest Payable                                                90,370
  Payroll Taxes Payable                                                  289,275
  Deferred Compensation                                                  166,574
  Deferred Revenue                                                       368,257
  Lease Obligations - Current                                              7,378
  Convertible Notes Payable                                            1,050,000
  Notes Payable                                                          133,760
                                                                     -----------
    Total Current Liabilities                                          2,898,927

Long-Term Liabilities:

  Lease Obligations - Noncurrent                                          16,783
  Less: Current Portion                                                   (7,378)
                                                                     -----------
    Total Long-Term Liabilities                                            9,405
                                                                     -----------
    Total Liabilities                                                  2,908,332
                                                                     -----------

Stockholders' Equity:
  Common Stock, 100,000,000 Shares Authorized,  $.001 Par Value,
    36,650,509 Shares Issued and Outstanding                              36,649
  Additional Paid in Capital                                           2,386,134
  Other Comprehensive Income                                             (36,661)
  Retained Earnings (Deficit)                                         (3,829,027)
                                                                     -----------
Total Stockholders' Equity                                            (1,442,905)
                                                                     -----------
    Total Liabilities and Stockholders' Equity                       $ 1,465,427
                                                                     ===========

   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                          FOR THE THREE MONTHS ENDED          FOR THE NINE MONTHS ENDED
                                                  SEPTEMBER 30,                      SEPTEMBER 30,
                                        ------------------------------      ------------------------------
                                            2004              2003              2004              2003
                                        ------------      ------------      ------------      ------------
Revenues                                      27,472           235,468           788,061           979,917

Cost of Sales                                 20,546           212,944           636,132           713,992
                                        ------------      ------------      ------------      ------------
Gross Profit (Loss)                            6,926            22,524           151,929           265,924
                                        ------------      ------------      ------------      ------------

Operating Expenses:
  Depreciation Expense                         7,369             9,102            23,630            25,362
  Professional Fees                          419,181            84,431           561,135           161,888
  Salaries & Wages                           144,441           243,434           468,734           642,919
  General & Administrative                   102,070            97,806           260,252           525,905
                                        ------------      ------------      ------------      ------------
    Total Operating Expenses                 673,061           434,773         1,313,751         1,356,075
                                        ------------      ------------      ------------      ------------
Net Operating Income (Loss)                 (666,135)         (412,249)       (1,161,822)       (1,090,150)
                                        ------------      ------------      ------------      ------------

Other Income(Expense)
  Interest Income                                 --                --                --                 2
  Interest Expense                              (731)          (45,942)          (37,133)          (46,790)
  Forgiveness of Debt                             --           100,000         2,438,188           100,000
  Miscellaneous Income                            --            50,000                --
                                        ------------      ------------      ------------      ------------
    Total Other Income(Expense)                 (731)           54,058         2,451,055            53,212
                                        ------------      ------------      ------------      ------------
Income (Loss) Before Income Taxes           (666,866)         (358,191)        1,289,233        (1,036,939)

Income Tax Expense                                --                --                --                --
                                        ------------      ------------      ------------      ------------
Net Income (Loss)                       $   (666,866)     $   (358,191)     $  1,289,233      $ (1,036,939)
                                        ============      ============      ============      ============
Basic and Diluted Income
   (Loss) Per Share                     $      (0.02)     $      (0.02)     $       0.04      $      (0.05)
                                        ============      ============      ============      ============
Weighted Average Shares Outstanding       35,600,814        20,179,036        33,130,851        20,179,036
                                        ============      ============      ============      ============

   The accompanying notes are an integral part of these financial statements.

                      CONSPIRACY ENTERTAINMENT CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)

                                                                        FOR THE NINE MONTHS ENDED
                                                                              SEPTEMBER 30,
                                                                      ----------------------------
                                                                          2004             2003
                                                                      -----------      -----------
Cash Flows from Operating Activities:
  Net Income (Loss)                                                   $ 1,289,233      $(1,036,939)
  Adjustments to Reconcile Net Loss to Net Cash
    Provided by Operations:
     Depreciation & Amortization                                           23,630           25,362
     Stock Issued for Services                                            155,298               --
     Stock Issued for Relief of Accounts Payable                          259,300               --
     Forgiveness of Deferred Compensation                                 450,000               --
  Change in Operating Assets and Liabilities:
     (Increase) Decrease in Accounts Receivable                           (60,237)      (2,060,077)
     (Increase) Decrease in Prepaid Expenses                               11,559            8,002
     Increase (Decrease) in Accounts Payable and Accrued Expenses      (2,711,027)       2,613,206
     Increase (Decrease) in Deferred Revenue                               99,580          140,080
     Increase (Decrease) in Deferred Compensation                        (249,756)         120,665
                                                                      -----------      -----------
  Net Cash Provided(Used) by Operating Activities                        (732,420)        (189,700)

Cash Flows from Investing Activities:
  Payments for Development Costs and Licenses                            (149,507)          89,021
  Payments for Property and Equipment                                          --           (2,872)
                                                                      -----------      -----------
  Net Cash Provided (Used) by Investing Activities                       (149,507)          86,149

Cash Flows from Financing Activities:
  Proceeds from Notes Payable                                             139,019               --
  Proceeds from Convertible Notes Payable                               1,075,000          194,376
  Proceeds from Exercise of Stock Warrant                                 245,000               --
  Proceeds from Issuance of Common Stock                                  278,800               --
  Payments for Capital Leases                                              (8,528)          (8,274)
  Principal Payments on Notes Payable                                    (279,500)         (42,372)
                                                                      -----------      -----------
  Net Cash Provided (Used) by Financing Activities                      1,449,791          143,730
                                                                      -----------      -----------

Increase (Decrease) in Cash                                               567,864           40,179

Cash and Cash Equivalents at Beginning of Period                           44,329          115,994
                                                                      -----------      -----------
Cash and Cash Equivalents at End of Period                            $   612,193      $   156,173
                                                                      ===========      ===========
Cash Paid For:
  Interest                                                            $        --      $        --
                                                                      ===========      ===========
  Income Taxes                                                        $        --      $        --
                                                                      ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                               September 30, 2004

GENERAL

Conspiracy Entertainment Holdings, Inc. (the Company) has elected to omit substantially all footnotes to the financial statements for the nine months ended September 30, 2004 since there have been no material changes (other than indicated in other footnotes) to the information previously reported by the Company in their Annual Report Form 10-KSB filed for the fiscal year ended December 31, 2003.

UNAUDITED INFORMATION

The information furnished herein was taken from the books and records of the Company without audit. However, such information reflects all adjustments which are, in the opinion of management, necessary to properly reflect the results of the interim period presented. The information presented is not necessarily indicative of the results from operations expected for the full fiscal year.

STOCKHOLDERS' EQUITY

On March 10, 2004, the Company issued 1,492,536 shares of common stock in satisfaction of $1,000,000 in convertible notes payable. Accordingly, additional paid-in-capital has been credited $998,508.

On May 17, 2004, the Company issued 2,792,200 shares of common stock for cash at a price of $.10 per share. Accordingly, additional paid-in-capital has been credited $276,008.

During the quarter ended June 30, 2004, shareholders of the Company exercised their stock warrants in the Company. The Company issued 245,000 shares of common stock at an exercise price of $1.00 per share. Common stock and related additional paid-in capital have been increased by $245 and $244,755, respectively.

During the quarter ended September 30, 2004, the Company issued 648,250 shares of common stock to relieve $259,300 in accounts payable. Further more, the Company issued 600,000 and 712,977 shares of common stock for services valued at $84,000 and $71,298 respectively.

Conspiracy Entertainment Holdings, Inc. Notes to the Consolidated Financial Statements September 30, 2004

ACCOUNTS PAYABLE - SWING ENTERTAINMENT

On June 22, 2004, an agreement between Conspiracy Entertainment Holdings, Inc. ("Conspiracy") and SWING! Media AG ("SWING"), a German corporation, was reached wherein $2,438,188 in accounts payable to SWING were forgiven pursuant to bankruptcy proceedings by SWING. SWING was a non-related party to Conspiracy. Accordingly, the full amount has been charged to other income.

LEGAL MATTERS - SEGA US

On September 28, 2004 the Company received a cease and desist email notification from SEGA US who is apparently the new publisher of game titles under the Company's July 7, 2003 software licensing agreement with Constant Entertainment LLP - SEGA Limited. The agreement with Constant Entertainment LLP provides for multiple titles to be released individually. With the full knowledge and instructions of SEGA, the Company presented a project to release titles as a 10-in-1 package. Constant Entertainment received a termination letter from 3D AGES/SEGA for the US publishing rights to the titles under the Company's agreement due to the proposal to release titles as a 10-in-1 package, rather than individually. The Company believes the actions of SEGA/3D AGES are not valid and in fact its agreement with Constant may be have been infringed by a third party (SEGA US). On October 13, 2004 the Company retained legal counsel to represent it in this matter.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Conspiracy Entertainment Holdings, Inc.

We have audited the accompanying consolidated balance sheet of Conspiracy Entertainment Holdings, Inc., as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The financial statements of Conspiracy Entertainment Holdings, Inc., for the year ended December 31, 2002, were audited by other auditors whose report dated April 30, 2003 expressed an unqualified opinion.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provides a reasonable basis for our opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Conspiracy Entertainment Holdings, Inc. as of December 31, 2003 and the consolidated results of its operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred ongoing operating losses and does not currently have financing commitments in place to meet expected cash requirements through 2003. Additionally, the Company is in default on its debt obligations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.


/S/ CHISHOLM, BIERWOLF & NILSON, LLC

Chisholm, Bierwolf & Nilson, LLC
Bountiful, Utah 84010
March 5, 2004

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Shareholders of Conspiracy Entertainment Corporation

We have audited the accompanying statements of operations and comprehensive income (loss), shareholder's deficit, and cash flows of Conspiracy Entertainment Corporation (a California corporation) for the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Conspiracy Entertainment Corporation for the year ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a good concern. As discussed in Note 7 to the financial statements, during the year ended December 31, 2002, the Company incurred a net loss of $1,726,895. In addition, the Company had an accumulated deficit of $2,865,813 at December 31, 2002. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 7. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SINGER LEWAK GREENBAUM & GOLDSTEIN LLP

Los Angeles, California
April 23, 2003

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

                           Consolidated Balance Sheets

                                                                  December 31,
                                                                     2003
                                 ASSETS

Current Assets
Cash                                                               $ 44,329
Accounts Receivable (net of allowance of $0)                         20,000
Prepaid expenses                                                     11,559
Total Current Assets                                                 75,888
Property & Equipment (Net)                                           56,615
Other Assets
Capitalized software development and licenses                       571,210
Deposits                                                              8,025
Investments                                                          11,272
Total Other Assets                                                  590,507
Total Assets                                                       $723,010


   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                           Consolidated Balance Sheets
                                   (continued)


                                                                    December 31,
                                                                        2003

                 LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable                                                    $ 3,287,175
Accounts Payable-related party                                          262,801
Accrued Expenses                                                         68,672
Payroll Taxes Payable                                                   283,757
Deferred Compensation                                                   416,330
Deferred Revenue                                                        268,677
Current Portion of Lease Obligations                                     15,906
Notes Payable                                                           274,241
Convertible Notes Payable                                               950,000
Total Current Liabilities                                             5,827,559
Long-Term Liabilities
Capital Lease Obligations                                                25,311
Less Current Portion                                                    (15,906)
Total Long-Term Liabilities                                               9,405
Total Liabilities                                                     5,836,964
Stockholders' Equity
Commitments and Contingencies
Common Stock, Authorized 140,000,000 Shares, $.001 Par Value,
Issued and Outstanding 30,159,546 shares                                 30,159
Additional Paid in Capital                                                4,225
Other Comprehensive Income (Loss)                                       (30,082)
Retained Earnings (Deficit)                                          (5,118,256)
Total Stockholders' Equity                                           (5,113,954)
Total Liabilities and Stockholders' Equity                          $   723,010


   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
      Consolidated Statements of Operations and Comprehensive Income (Loss)

                                                      For the Year Ended
                                                         December 31,

                                                   2003                2002
Revenues, Net

Product Sales                                  $  1,881,629        $  5,162,685
License Revenue                                     495,478           1,167,205
Total Revenues                                    2,377,107           6,329,890
Cost of Sales
Product Costs                                     1,161,808           3,053,457
License Development                               1,092,211           2,826,304
Total cost of sales                               2,254,019           5,879,761
Gross Profit (Loss)                                 123,088             450,129
Operating Expenses
General & Administrative                            689,144             941,941
Professional Fees                                   890,148             164,881
Wages & Salaries                                    815,133           1,065,701
Total Operating Expenses                          2,394,425           2,172,523
Net Operating Income (Loss)                      (2,271,337)         (1,722,394)
Other Income(Expense)
Interest Income                                           2                  23
Interest Expense                                    (50,309)             (3,724)
Other Income (Expense)                               70,000                  --
Total Other Income(Expense)                          19,693              (3,701)
Income (Loss) Before Income Taxes                (2,251,644)         (1,726,095)
Provision for Income Taxes                              800                 800
Net Income (Loss)                              $ (2,252,444)       $ (1,726,895)
Basic and Diluted Income
(Loss) Per Share                               $      (0.10)       $      (0.09)
Weighted Average Shares Outstanding              21,857,762          19,090,500
A summary of the components of other
   comprehensive income (loss) for the
   years ended December 31, 2003 and 2002
   is as follows
Net Income(Loss)                               $ (2,252,444)       $ (1,726,895)
Foreign currency translation                        (30,082)                 -
Total Other Comprehensive Income (Loss)        $ (2,282,526)       $ (1,726,895)

   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
           Consolidated Statements of Stockholders' Equity (Deficit)


                                           Common Stock            Committed     Additional       Other          Retained
                                -----------------------------       Common        Paid-in      Comprehensive     Earnings
                                     Shares         Amount          Stock         Capital         Income         (Deficit)
                                -------------------------------------------------------------------------------------------------
Balance, December 31, 2001        19,090,500     $    19,091             --     $    12,182                         $(1,138,918)

Common stock committed as
  compensation expense                    --              --          3,112              --                                  --

Net loss for the year ended
  December 31, 2002                       --              --             --              --                          (1,726,895)
                                -------------------------------------------------------------------------------------------------

Balance, December 31, 2002        19,090,500     $    19,091    $     3,112     $    12,182                         $(2,865,813)

Reverse merger
  adjustement (note 1)             8,606,646           8,606                         (8,606)                                 --

Issuance of committed shares       2,462,400           2,462         (3,112)            650

Foreign Currency Translation
  adjustment to Notes Payable
  (British pound to USD)                                                                           (30,082)

Net loss for the year ended
  December 31, 2003                                                                                                  (2,252,444)
                                -------------------------------------------------------------------------------------------------

Balance, December 31, 2003        30,159,546     $    30,159    $        --        $  4,226       $(30,082)       $  (5,118,257)
                                =================================================================================================

   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

                      Consolidated Statements of Cash Flows

                                                                    For the Year Ended
                                                                        December 31,

                                                                   2003             2002
Cash Flows from Operating Activities:
Net Income (Loss)                                              $(2,252,444)     $(1,726,895)
Adjustments to Reconcile Net Loss to Net Cash
Provided by Operations:
Depreciation & Amortization                                         38,410           38,605
Amortization of capitalized development costs and licenses       1,188,726        5,160,291
Issuance of committed stock as compensation expense                     --            3,112
Change in Operating Assets and Liabilities:
(Increase) Decrease in:
Accounts Receivable                                              2,237,869          540,986
Prepaid expenses                                                      (562)          (8,732)
Increase (Decrease) in:
Accounts Payable and accrued expenses                           (1,308,210)         (35,739)
Due to related party                                               (20,000)          (7,199)
Deferred compensation                                              111,930          304,400
Deferred revenue                                                  (439,645)         625,756
Net Cash Provided(Used) by Operating Activities                   (443,926)       4,894,585
Cash Flows from Investing Activities:
Purchase of development costs and licenses                        (514,412)      (5,283,372)
Purchase of property and equipment                                      --           (7,823)
Net Cash Provided (Used) by Investing Activities                  (514,412)      (5,291,195)
Cash Flows from Financing Activities:
Proceeds from Issuance of Notes Payable                            915,128
Proceeds from convertible note payable                                  --          300,000
Principal Payments on notes payable                                (15,700)
Principal Payments on capital lease obligations                    (12,755)         (12,270)
Net Cash Provided (Used) by Financing Activities                   886,673          287,730
Increase (Decrease) in Cash                                        (71,665)        (108,880)
Cash and Cash Equivalents at Beginning of Period                   115,994          224,874
Cash and Cash Equivalents at End of Period                     $    44,329      $   115,994

   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                Consolidated Statements of Cash Flows (Continued)


                                                          For the Year Ended
                                                             December 31,

                                                          2003           2002
Cash Paid For:

Interest                                               $       --     $    3,724
Income Taxes                                           $      800     $      800
Non-Cash Investing and Financing Activities:
Receivables assigned to payable vendor                 $       --     $2,133,165
Assets purchased on capital lease                      $       --     $   72,199
Stock Issued for Marketing Rights                      $       --     $       --


   The accompanying notes are an integral part of these financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.    Organization

The financial statements presented are those of Conspiracy Entertainment Holdings, Inc., (formerly Lance Systems, Inc.) (the Company). The Company was incorporated under the laws of the state of Utah on July 29, 1982 as Strategic Recovery Corporation. On February 16, 1987, the Company merged with Lance, Inc., (a Utah Corporation), and changed its name to Lance Systems, Inc. The Company was organized for the purpose of acquiring investments. However, subsequent to the merge, the Company changed its purpose from acquiring investments to creating, developing and selling micro computer software. The Company has ceased operations and is presently seeking new business opportunities believed to hold a potential for profit. The Company is considered a development stage company as defined in SFAS No. 7.

On October 7, 2003, the Company effected a reorganization and acquisition agreement with Conspiracy Entertainment Holdings, Inc. (CEG). The reorganization agreement provided for the issuance of 21,552,900 shares of common stock to the shareholder of CEG, for all outstanding shares of CEG. Pursuant to the acquisition, CEG became a wholly-owned subsidiary of the Company, and the name of the Company was changed to Conspiracy Entertainment Holdings, Inc. The reorganization was recorded as a reverse acquisition using the purchase method of business combination. In a reverse acquisition all accounting history becomes that of the accounting acquirer, therefore all historical information prior to the acquisition is that of CEG. The shares issued to the shareholders of CEG have been stated retroactively, as though a 1,026 for 1 stock split occurred. The reverser merger adjustment is therefore all the shares held by the Lance shareholders prior to the acquisition.

b.    Accounting Method

The Company recognizes income and expense on the accrual basis of accounting. The Company has elected a December 31 year end.

c.    Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three months or less to be cash equivalents.

d.    Receivables

The Company sells its products throughout the United States. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

e.    Assignment of Accounts Receivable

Regularly, the Company assigns its receivables to vendors with recourse and accounts for such assignments in accordance with Statement of Financial Accounting Standards ("SFAS") No. 140 " Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. " Assigned accounts receivable are shown on the accounts receivable section of the balance sheet until collected by the beneficiary. Should the accounts receivable become uncollectible, the Company is ultimately responsible for paying the vendor and recording an allowance for potential credit losses as deemed necessary. The assigned accounts receivable are generally collected within 90 days; therefore, the balance shown approximates its fair value.

f.    Capitalized Development Costs and Licenses

Capitalized development costs include payments made to independent software developers under development agreements, as well as direct costs incurred for internally developed products.

The Company accounts for software development costs in accordance with SFAS No. 86 " Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed. " Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product encompasses both technical design documentation and game design documentation.

CAPITALIZED DEVELOPMENT COSTS

For  products  where  proven  technology  exits,  this  may  occur  early in the development cycle. Technological feasibility is evaluated on a product-by-product basis. Prior to a product's release, the Company expenses, as part of cost of sales, development costs when the Company believes such amounts are not recoverable. Amounts related to capitalized development costs that are not capitalized are charged immediately to cost of sales. The Company evaluated the future recoverability of capitalized amounts on a quarterly basis. The recoverablility of capitalized development costs is evaluated based on the expected performance of the specific products for which the costs relate. The following criteria are used to evaluate expected product performance: historical performance of comparable products using comparable technology and orders of the product prior to its release.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Commencing upon product release, capitalized development costs are amortized to cost of sales - software royalties and amortization is based on the ratio of current revenues to total projected revenues, generally resulting in an amortization period of one year or less. For products that have been released in prior periods, the Company evaluates the future recoverability of capitalized amounts on a quarterly basis. The primary evaluation criterion is actual title performance.

CAPITALIZED LICENSES

Capitalized license costs represent license fees paid to intellectual property rights holders for use of their trademarks or copyrights in the development of the products. Depending on the agreement with the rights holder, the Company may obtain the rights to use acquired intellectual property in multiple products over multiple years, or alternatively, for a single product over a shorter period of time.

The Company evaluates the future recoverability of capitalized licenses on a quarterly basis. The recoverability of capitalized license costs is evaluated based on the expected performance of the specific products in which the licensed trademark or copyright is to be used. Prior to the related product's release, the Company expenses, as part of cost of sales, licenses when the Company believes such amounts are not recoverable. Capitalized development cost for those products that are cancelled or abandoned are charged to cost of sales. The following criteria are used to evaluated expected product performance: historical performance of comparable products using comparable technology and orders of the product prior to its release.

Commencing upon the related products release, capitalized license costs are amortized to cost of sales - licenses based on the ratio of current revenues for the specific product to total projected revenues for all products in which the licensed trademark or copyright will be utilized. As license contracts may extend for multiple years, the amortization of capitalized intellectual property license costs relating to such contracts may extend beyond one year. For intellectual property included in products that have been released, the Company evaluates the future recoverability of capitalized amounts on a quarterly basis. The primary evaluation criterion is actual title performance.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

g.    Property and Equipment

Software and equipment as of December 31, 2003 consists of the following and are recorded at cost:

                                                                          2003

Development tools                                                       $ 25,910
Furniture and fixtures                                                    70,878
Equipment held under capital lease agreements                             72,199
Leasehold improvements                                                    24,457
Total fixed assets                                                       193,444
Accumulated depreciation                                                 136,831
Net software and equipment                                              $ 56,613

Provision for depreciation of software and equipment is computed on the straight-line method for financial reporting purposes. Depreciation is based upon estimated useful lives as follows:

                     Computer equipment                   5 Years
                     Software and loan costs              3 Years
                     Office equipment                     6 Years
                     Furniture and fixtures               10 Years
                     Leasehold improvements               5 Years


Maintenance, repairs, and renewals which neither materially add to the value of the equipment nor appreciably prolong its life are charged to expense as incurred.

Depreciation charged to operations was $38,410 and $38,605 for the years ended December 31, 2003 and 2002, respectively.

In accordance with Financial Accounting Standards Board Statement No. 144, the Company records impairment of long-lived assets to be held and used or to be disposed of when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amount. At December 31, 2003 and 2002, no impairments were recognized.

h.    Revenue Recognition

Revenue from video game distribution contracts, which provide for the receipt of non-refundable guaranteed advances, is recognized when the games are delivered to the distributor by the manufacturer under the completed contract method, provided the other conditions of sale as established by the Securities and Exchange Commission's Staff Accounting Bulletin ("SAB") No. 101, " Revenue Recognition ," are satisfied:

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

i.    Persuasive evidence of an arrangement exists.

ii.   Delivery has occurred or services have been rendered.

iii.  The seller's price to the buyer is fixed or determinable.

iv.   Collectibility is reasonably assured

Until all of the conditions of the sale have been met, amounts received on such distribution contracts are recorded as deferred income. Although regularly the Company enters into the assignment of accounts receivable to vendors, the Company does not record revenues net versus gross per Emerging Issues Task Force ("EITF") No. 99-19, " Reporting Revenue Gross as a Principal versus Net as an Agent ," since the Company:

i.    Acts as the principal in the transaction.

ii.   Takes title to the products.

iii. Has risks and rewards of ownership, such as the risk of loss for collection, delivery, or returns.

iv.   Does not act as an agent or broker.

At all times, the Company maintains control of the development process and is responsible for directing the vendor. Other than for payment, the customer does not communicate with the vendor.

The Company utilizes the completed contract method of revenue recognition as opposed to the percentage-of-completion method of revenue recognition for substantially all of its products since the majority of its products are completed within six to eight months. The Company completes the products in a short period of time since the Company obtains video games that are partially complete or obtains foreign language video games published by foreign manufacturers that are completed.

i.    Advertising and Marketing Expense

The Company expenses advertising and marketing costs as incurred. Advertising and marketing expense for the years ended December 31, 2003 and 2002 was $184,731 and $245,936, respectively

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

j.    Earnings (Loss) Per Share of Common Stock

The Company reports loss per share in accordance with SFAS No. 128 " Earnings per Share. " Basic net loss per common share is computed by dividing net loss available to common stockholder by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss available to common stockholders by the weighted average number of common shares and dilutive potential common share equivalents then outstanding. Potential common shares consist of shares issuable upon the exercise of stock options and warrants and upon the conversion of the convertible note payable. The calculation of the net loss per share available to common stockholders for the years ended December 31, 2003 and 2002 does not include potential shares of common stock equivalents, as their impact would be antidilutive.


                                                    For the Years Ended
                                                        December 31,

Basic Earnings per share:                        2003                  2002
Income (Loss)(numerator)                     $ (2,252,444)         $ (1,726,895)
Shares (denominator)                           21,857,762            19,090,500
Per Share Amount                             $       (.10)         $       (.09)


k.    Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

l.    Fair Value of Financial Instruments

The fair value of the Company's cash and cash equivalents, receivables, accounts payable, accrued liabilities and notes payable approximate carrying value based on their effective interest rates compared to current market prices.

NOTE 2 - INCOME TAXES

The provision for income taxes is based on income and expense reported in the financial statements, which differs from that reported for income tax purpose. Accordingly, deferred income taxes are provided in recognition of such differences. Temporary differences include differences between book and tax depreciation and benefits derived from net operating losses. At December 31, 2003, the Company had net operating losses totaling approximately $5,100,000 which begin to expire in the year 2015.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 2 - INCOME TAXES (Continued)

Income tax liabilities, expense and deferred taxes are computed by following the procedures outlined in Financial Accounting Standards Board Statement No. 109, " Accounting for Income Taxes ." The applicable federal and state tax rates in effect at December 31, 2003 and 2002 were used in calculating the income tax liabilities, expense, and deferred taxes.

The actual tax benefit differs from the expected tax benefit computed by applying the United States federal corporate tax rate of 34% to loss before income taxes as follows for the years ended December 31, 2003 and 2002:

                                                         2003            2002

Expected tax benefit                                  $(765,800)      $(587,000)
State income taxes, net of federal benefit             (112,600)       (101,000)
Changes in valuation allowance                          879,200         687,500
Other                                                        --           1,300
Total                                                 $     800       $     800

The following table summarizes the significant components of the Company's deferred tax asset at December 31, 2003:

                                                                       2003

  Deferred tax assets
Deferred revenue                                                    $    91,300
State taxes                                                                  --
Net operating loss carry-forwards                                     1,734,000
Valuation allowance                                                  (1,825,300)
Net deferred tax asset                                              $        --


The Company has recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized, principally due to the expiration of net operating loss carry forwards. As of December 31, 2003 and 2002, a valuation allowance has been recorded in the amount of $(1,825,300) and $(687,000), respectively.

NOTE 3 - Convertible Notes Payable

On February 25, 2003, the Company entered into a convertible notes payable agreement with Calluna Capital Corporation for $450,000, of which $300,000 was received on December 10, 2002. The convertible note payable is secured by the general credit of the Company, the personal guarantee of the Company's Chief Executive Officer, and 9,000 shares of outstanding common stock held by the Chief Executive Officer.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 3 - Convertible Notes Payable (Continued)

On August 5, 2003, the Company entered into a convertible notes payable agreement with Fraser Lakes Enterprises, Ltd. for $500,000. The convertible note payable is secured by the general credit of the Company and the personal guarantee of the Company's Chief Executive Officer, and Chief Operations Officer.

The convertible notes payable are non-interest bearing and due on demand. The loans are repayable by the issuance of 1,492,537 shares of the Company's common stock at a preset conversion rate of $.67 per share.

NOTE 4 - Notes Payable

The Company has the following notes payable obligations:


                                                                   December 31,

                                                                       2003

Note Payable, to individual, unsecured,
non-interest bearing and due on demand                               $ 12,500
Note Payable, to individual, interest payable
annually at 50,000, unsecured and due on demand                       261,741
Total Notes Payable                                                   274,241
Less Current Maturities                                               274,241
Total Long-Term Notes Payable                                        $     --


Following are maturities of long-term debt for each of the next five years:

                        Year       Amount
                        ----       ------

                        2004     $  274,241
                        2005              -
                        2006              -
                        2007              -
                        2008              -
                        Total    $  274,241

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 5 - Commitments and Contingencies

LEASE COMMITMENTS

The Company leases certain facilities for its corporate and operations offices under a non-cancelable operating lease agreement that expires in April 2006. The Company also leases certain office equipment and a vehicle under non-cancelable capital lease arrangements that expire through September 2005. Future minimum lease payments under non-cancelable operating and capital leases with initial or remaining terms of one year or more at December 31, 2003 were as follows:

Year Ending                                  Operating           Capital
December 31,                                  Leases             Leases

2004                                       $   49,424        $      17,464
2005                                          50,900                10,630
2006                                           17,132                    -
Total                                      $  117,456               28,094
Less amount representing interest                                    2,783
Total                                                               25,311
Less current portion                                                15,906
Long-term portion                                            $       9,405


Included in property and equipment is capitalized leased equipment of $72,199 with accumulated depreciation of $41, 107 at December 31, 2003.

Rent expense was $89,226 and $119,184 for the years ended December 31, 2003 and 2002, respectively.

LITIGATION

On July 22, 2003, the Company filed a lawsuit in the Superior Court of California, County of Los Angeles, against Bravado International Group, Inc. and Cousins Entertainment, Inc. seeking damages in an amount of not less than $5,000,000 in connection with the breach of a contract for the development and exploitation of a computer game. The complaint states causes of action based on fraud and deceit, conspiracy to defraud, breach of contract, and breach of the covenant of good faith and fair dealing. On December 24, 2003, the Company filed an amended complaint alleging the above claims and adding claims based on tortuous interference with contractual relations and tortuous interference with prospective economic advantage against Cousins Entertainment, Inc. The conspiracy to defraud and tortuous interference with prospective economic advantage claims were against Cousins Entertainment were dismissed. The Company is proceeding against Bravado International Group based on claims for fraud and deceit, conspiracy to defraud, breach of contract and breach of the covenant of good faith and fair dealing, and against Cousins Entertainment on the claim for tortuous interference with contractual relations, reserving the Company's right to re-allege the conspiracy to defraud claim against Cousins Entertainment should subsequent discovery indicate the viability of such claim. On September 16, 2003, Bravado International Group filed its answer with a cross-complaint alleging breach of contract against the Company and seeking damages of $50,000 plus interest, attorney's fees and costs. On April 9, 2004, Cousins Entertainment filed its answer with a cross-complaint alleging unauthorized use of name, image and likeness under California Civil Code section 3344 and common law misappropriation of the right of publicity against us and seeking damages in excess of $10,000,000, disgorgement of profits, proceeds or other consideration received by us, punitive damages, attorney's fees and costs. Discovery is proceeding and the Company intends to vigorously pursue its claims, while at the same time contest the claims brought against the Company by way of Bravado International Group's and Cousins Entertainment's cross-complaints.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 6 - Agreements

EMPLOYMENT AGREEMENTS

On January 1, 2002, the Company entered into three-year employment agreements with its President and its Chief Financial Officer, providing for annual salaries of $324,000, plus benefits, and $134,400, plus benefits, respectively. In addition, per the agreement, each employee is entitled to a corporate vehicle monthly allowance of $800 and $500, respectively. The Chief Financial Officer is also entitled to 10% of the Company's total issued and outstanding common shares as of the date of the agreement. As of December 31, 2003, the Company recorded $812,589 of compensation expense, of which $1,556 is related to committed common stock, and $416,330 of deferred compensation as related to these agreements.

WITHHOLDING TAX PAYABLE

The Company withholds 10% of all foreign sales intended to be remitted to the Internal Revenue Service ("IRS"). As of December 31, 2003 and 2002 the Company withheld $117,400 and $94,500, respectively. As of December 31, 2003, the Company had not remitted any of the 2001, 2002 or 2003 withholdings to the IRS for which it might be subject to penalties and interest. As of December 31, 2003, the Company had not been audited or invoiced by the IRS. The amount due at December 31, 2003 is included in accounts payable and accrued expenses in the accompanying balance sheet.

VACATION ACCRUAL

During the years ended December 31, 2003 and 2002, the Company did not accrue liabilities for vacation payable to employees. The Company's management believes all vacation earned during and prior to 2003 was utilized by the employees of the Company as of December 31, 2003, and accordingly, has not recorded an accrued liability.

NOTE 7 - GOING CONCERN

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, during the year ended December 31, 2003, the Company incurred a net loss of $2,252,444. In addition, the Company had an accumulated deficit of $5,118,256 as of December
31, 2003. These factors raise substantial doubt about the Company's ability to continue as a going concern.

Recovery of the Company's assets is dependent upon future events, the outcome of which is indeterminable. Successful completion of the Company's development program and its transition to the attainment of profitable operations is dependent upon the Company achieving a level of sales adequate to support the Company's cost structure. In addition, realization of a major portion of the assets in the accompanying balance sheet is dependent upon the Company's ability to meet its financing requirements and the success of its plans to develop and sell its products. The financial statements do no include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 8 - ACCOUNTS PAYABLE - SWING ENTERTAINMENT

The Company obtains most of its financing for development costs through Swing Entertainment. The Company had entered into various licensing agreements with Swing Entertainment for the development of games. Based on these agreements, the Company received advances from the vendor in order to finance its operations. On December 4, 2001, the Company entered into an agreement with Swing Entertainment to assign its receivables with recourse in return of the extinguishment of its liability of $410,619.

During the year ended December 31, 2002, the Company entered into several agreements with Swing Entertainment to assign its receivables with recourse for the extinguishment of liability of $2,133,165. As of December 31, 2002, the Company had accounts payable to Swing Entertainment of $4,571,353. In 2003, the $2,133,165 was applied against the $4,571,353 with $2,438,188 remaining as accounts payable to Swing Entertainment.

NOTE 9 - RELATED PARTY TRANSACTIONS

The Company has a development agreement with one of its investors, ELO Interactive, for the development of a game. The owner of ELO Interactive also owned 14% of the Company's common stock as of December 31, 2003. As of December 31, 2002, the Company had $3,501 of accounts payable due to this investee, which is included in accounts payable due to this investee. During the year ended December 31, 2002, the Company recorded $10,001 in development expenses related to this agreement.

As of December 31, 2002, the Company owed $282,801 to one of its developers, who is also one of the Company's directors and a shareholder. During the year ended December 31, 2002, the Company did not record any development expense related to this developer since the expense was incurred during the year ended December 31, 2000. On June 9, 2003 the Company made a payment in the amount of $20,000 to the above mentioned developer and ended the year with a related party balance of $262,801.

NOTE 10 - CONCENTRATIONS AND UNCERTAINTIES

Amounts due from one major customer represented 100% of the net accounts receivable balance at December 31, 2002. Amounts due to one major vendor represented 94% of the net accounts payable balance at December 31, 2002. Total net sales earned from two customers constituted 100% of total net sales earned for the year ended December 31, 2002. Amounts due from one customer represented 100% of the net accounts receivable as of December 31, 2003. Amounts due to one major vendor represented 74% of the net accounts payable balance at December 31, 2003.

The Company operates in the computer software industry, which is highly competitive and changes rapidly. The Company's operating results could be significantly affected by its ability to develop new products and find new distribution channels for new and existing products.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 11 - INVESTMENTS

On January 1, 1998, the Company signed a stock purchase agreement with a shareholder in return for a 49% investment in ELO Interactive Media Co. ("ELO") for $11,272. The Company accounts for this investment using the equity method of accounting. Due to the immateriality of the balance, this amount is included in other assets on the accompanying balance sheet.

During the year ended December 31, 2001, Swing Entertainment, Inc. ("Swing"), the Company's major developer and licensor, attempted to acquire the Company. As part of the intended acquisition, a stock purchase agreement was signed between the Company and ELO to increase the Company's investment in the vendor from 49% to 51%. As of December 31, 2002, the acquisition had been canceled, and the investment remains at 49%.

NOTE 12 - CAPITALIZED DEVELOPMENT COSTS AND LICENSES

Capitalized development costs and licenses at December 31, 2003 consisted of the following:

     Capitalized development costs                               $ 111,000

     Capitalized licenses                                          564,846

     Less accumulated amortization                                (104,636)

     Total                                                       $ 571,210
                                                                 ---------

Amortization expense was $1,188,726 and $5,160,291 for the years ended December 31, 2003 and 2002, respectively.

NOTE 13 - NEW TECHNICAL PRONOUNCEMENTS

In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FAS 123. SFAS No. 148 amends SFAS No. 123, Accounting for Stock-Based Compensation , to provide alternative methods of transition for an entity that voluntarily changes to the fair value based method of accounting for stock-based employee compensation. It also amends the disclosure provisions of SFAS No. 123 to require prominent disclosure about the effects on reported net income of an entity's accounting policy decisions with respect to stock-based employee compensation. This Statement also amends APB Opinion No. 28, Interim Financial Reporting , to require disclosure about those effects in interim financial information. SFAS No. 148 is effective for annual and interim periods beginning after December 15, 2002. The adoption of the interim disclosure provisions of SFAS No. 148 did not have an impact on the Company's financial position, results of operations or cash flows. The Company is currently evaluating whether to adopt the fair value based method of accounting for stock-based employee compensation in accordance with SFAS No. 148 and its resulting impact on the Company's financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 13 - NEW TECHNICAL PRONOUNCEMENTS

In January 2003, the Emerging Issues Task Force ("EITF") issued EITF Issue No. 00-21, Accounting for Revenue Arrangements with Multiple Deliverables . This consensus addresses certain aspects of accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities, specifically, how to determine whether an arrangement involving multiple deliverables contains more than one unit of accounting. EITF Issue No. 00-21 is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003, or entities may elect to report the change in accounting as a cumulative-effect adjustment. The adoption of EITF Issue No. 00-21 did not have a material impact on the Company's financial statements.

In January 2003, the FASB issued Interpretation ("FIN") No. 46, Consolidation of Variable Interest Entities .. Until this interpretation, a company generally included another entity in its consolidated financial statements only if it controlled the entity through voting interests. FIN No. 46 requires a variable interest entity, as defined, to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity's activities or entitled to receive a majority of the entity's residual returns. FIN No. 46 is effective for reporting periods ending after December 15, 2003. The adoption of FIN No. 46 did not have an impact on the Company's financial statements.

In April 2003, the FASB issued SFAS No. 149, Amendment of Statement 133 on Derivative Instruments and Hedging Activities , which amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS No. 149 is effective for contracts entered into or modified after June 30, 2003 and for hedging relationships designated after June 30, 2003. The adoption of SFAS No. 149 will not have an impact on the Company's financial statements.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity .. SFAS No. 150 changes the accounting guidance for certain financial instruments that, under previous guidance, could be classified as equity or "mezzanine" equity by now requiring those instruments to be reported as liabilities. SFAS No. 150 also requires disclosure relating to the terms of those instruments and settlement alternatives. SFAS No. 150 is generally effective for all financial instruments entered into or modified after May 31, 2003, and is otherwise effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have an impact on the Company's financial statements.

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.
                 Notes to the Consolidated Financial Statements
                           December 31, 2003 and 2002


NOTE 13 - NEW TECHNICAL PRONOUNCEMENTS

In December 2003, the SEC issued SAB No. 104. SAB No. 104 revises or rescinds portions of the interpretative guidance included in Topic 13 of the codification of staff accounting bulletins in order to make this interpretive guidance consistent with current authoritative accounting and auditing guidance and SEC rules and regulations. It also rescinds the Revenue Recognition in Financial Statements Frequently Asked Questions and Answers document issued in conjunction with Topic 13. Selected portions of that document have been incorporated into Topic 13. The adoption of SAB No. 104 in December 2003 did not have an impact on the Company's financial position, results of operations or cash flows.

NOTE 14 - Subsequent Events

In April 2004, the Company entered into a settlement agreement with Swing Entertainment Media (SWING). Pursuant to the agreement the Company will issue 200,000 common shares for relief of all obligations to or from SWING. The effect of this agreement on the financial statements of the Company is substantial. Approximately $2.4 million of payables will be converted to equity. An agreement was also reached which will enable the Company to purchase the "Tiny-Toons" game for development and marketing for $100,000.

NOTE 15- Warrants

Pursuant to the acquisition agreement between Lance Systems, Inc ("Lance") and Conspiracy Entertainment Corporation("Conspiracy"), Lance guaranteed a private placement to raise $1 million for Conspiracy. The funds were to be raised through the issuance of 1 common share at $.67 per share with one attached warrant to purchase 1 share of common stock at $1 per share. As of December 31, 2003, the warrants had not been issued due to the incomplete receipt of the $1 million in private placement funding. In March 2004, the funding was completed and 1,500,000 warrants were issued.

                                UP TO 78,850,000

                                    SHARES OF

                                  COMMON STOCK

                                       OF

                     CONSPIRACY ENTERTAINMENT HOLDINGS, INC.

                                   PROSPECTUS


                 The date of this prospectus is __________, 2004

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Our Bylaws require that we indemnify and hold harmless our officers and directors for any obligations arising out of any acts or conduct performed on our behalf. Specifically, our Bylaws provide that we shall and do hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of his having heretofore or hereafter been a director or officer, or by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim or liability; including power to defend such person from all suits as provided for under the provisions of the Utah Revised Business Corporation Act; provided, however, that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own negligence or willful misconduct.

      The indemnification provision of our Bylaws do not exclude any other right to which our officers or directors may lawfully be entitled and it does not restrict our right to indemnify or reimburse such persons in a proper case, even though not specifically provided for in the Bylaws. Further, our Bylaws provide that our directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing to do so in reliance on the advice of counsel. These indemnification rights are exclusive of any other rights to which those seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders, or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth an itemization of all estimated expenses, all of which we will pay, in connection with the issuance and distribution of the securities being registered:


     NATURE OF EXPENSE                                              AMOUNT
     -----------------                                              ------
     SEC Registration fee                                       $    1,248.79
     Accounting fees and expenses                                    5,000.00*
     Legal fees and expenses                                        45,000.00*
                                                                -------------
                           TOTAL                                $   51,248.79*

        * Estimated

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES.

      The  following  sets  forth   information   regarding  all  sales  of  our
unregistered securities during the past three years.

      On February 25, 2003, we entered into a convertible notes payable agreement with Calluna Capital Corporation for $450,000 of which $300,000 was received on December 10, 2002. The convertible note was secured by our general credit, the personal guarantee of our Chief Executive Officer, and 9,000 shares of outstanding common stock held by our Chief Executive Officer.

      On August 5, 2003, we entered into a convertible notes payable agreement with Fraser Lakes Enterprises, Ltd. for $500,000. The convertible note is secured by our general credit and the personal guarantee of our Chief Executive Officer and Chief Operations Officer. The convertible notes payable are non-interest bearing and due on demand.

      The convertible notes payable are non-interest bearing and due on demand. The loans are repayable by the issuance of 1,492,537 shares of our common stock at a preset conversion rate of $.67 per share. They were converted and 1,492,537 shares were issued in March 2004.

      Pursuant to a Share Exchange Agreement dated May 29, 2003, we issued 21,552,900 shares of common stock to the four shareholders of Conspiracy Entertainment Corporation, in exchange for all of the issued and outstanding shares of common stock of Conspiracy Entertainment Corporation.

      During the first quarter of 2004, certain of our shareholders exercised their stock purchase warrants. We issued 210,000 shares of common stock at an exercise price of $1.00 per share, for gross proceeds of $210,000.

      On January 16, 2004, we received $50,000 from Calluna Capital Corporation under the terms of the February 25, 2003 convertible notes payable agreement bringing the total amount borrowed to $500,000.

      On March 10, 2004, we issued 1,492,536 shares of common stock in satisfaction of $950,000 in convertible notes payable.

      On May 17, 2004, we sold 2,792,200 shares of common stock to accredited investors for $.10 per share, or an aggregate of $279,220.

      On August 24, 2004, we entered into a consulting agreement with Moshe Hartstein. Under the consulting agreement, we agreed to issue Mr. Hartstein 500,000 shares of our common stock for advisory and consulting services relating to financial matters and sales and marketing as reasonably requested by us. These shares were issued in the name of Marina Ventures, an entity owned by Mr. Hartstein.

      On August 26, 2004, we entered into a consulting agreement with Sol Financial, Inc. Under this agreement, we issued Sol Financial 100,000 shares of our common stock for advisory and consulting services relating to financial matters and sales and marketing as reasonably requested by us.

      On August 31, 2004, we sold an aggregate of $1,050,000 principal amount of 5% Secured Convertible Debentures, Class A Common Stock Purchase Warrants to purchase 21,000,000 shares of our common stock, and Class B Common Stock Purchase Warrants to purchase 21,000,000 shares of our common stock, to four institutional investors. We received gross proceeds totaling $1,050,000 from the sale of the Debentures and the Warrants.

      On September 28, 2004, we sold a $50,000 principal amount 5% Secured Convertible Debenture, Class A Common Stock Purchase Warrants to purchase 1,000,000 shares of our common stock, and Class B Common Stock Purchase Warrants to purchase 1,000,000 shares of our common stock, to one institutional investor. We received gross proceeds totaling $50,000 from the sale of the Debentures and the Warrants.

      On September 28, 2004, we entered into a consulting agreement with Scott Mac Caughern. Under this agreement, we issued Mr. Mac Caughern: (1) a common stock purchase warrant to purchase up to 625,000 shares of our common stock, exercisable until August 31, 2009 at a price of $0.20 per share; and (2) a common stock purchase warrant to purchase up to 625,000 shares of our common stock, exercisable until August 31, 2009 at a price of $0.40 per share.

      All of the above issuances and sales were deemed to be exempt under Regulation S, Regulation D and/or Section 4(2) of the Securities Act of 1933, as amended. No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited number of persons, all of whom were accredited investors, business associates of ours or our executive officers, and transfer was restricted by us in accordance with the requirements of the Securities Act of 1933. For issuances and sales that were exempt from registration under Regulation S, the shares were purchase in an "offshore transaction" as defined in, and pursuant to, Regulation S on the basis that the purchaser was not offered the shares in the United States and did not execute or deliver any agreement in the United States.

ITEM 27. EXHIBITS.

      The following exhibits are included as part of this Form SB-2. References to "the Company" in this Exhibit List mean Conspiracy Entertainment Holdings, Inc., a Utah corporation.


EXHIBIT NUMBER                      DESCRIPTION
--------------------------------------------------------------------------------

2.1 Share Exchange Agreement, dated May 29, 2003, by and among Lance Systems, Inc., Conspiracy Entertainment Corporation, and Wallace Boyack and John Spicer (Incorporated by reference to Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission on July 2, 2003)

3.1 Articles of Incorporation (Incorporated by reference to registration statement on Form 10-SB (File No. 000-32427), filed with the Securities and Exchange Commission on March 9, 2001)

3.2 Articles of Amendment to Articles of Incorporation (Incorporated by reference to registration statement on Form 10-SB (File No. 000-32427), filed with the Securities and Exchange Commission on March 9, 2001)

3.3 Articles of Merger (Incorporated by reference to registration statement on Form 10-SB (File No. 000-32427), filed with the Securities and Exchange Commission on March 9, 2001)

3.4 Articles of Amendment to Articles of Incorporation (Incorporated by reference to Definitive Information Statement on Schedule 14C, filed with the Securities and Exchange Commission on July 2, 2003)

3.5 Bylaws (Incorporated by reference to registration statement on Form 10-SB (File No. 000-32427), filed with the Securities and Exchange Commission on March 9, 2001)

4.1         Securities   Purchase   Agreement   dated  as  of  August  31,  2004
            (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004)

4.2 Form of Convertible Debenture (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004)

4.3 Form of Class A Warrant (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 3,
            2004)

4.4 Form of Class B Warrant (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 3,
            2004)

4.5 Form of Registration Rights Agreement (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004)

4.6 Form of Security Interest Agreement (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on September 3, 2004)

4.7 Supplement No. 1, dated as of September 28, 2004, between the Company and Whalehaven Capital Fund Limited, to Securities Purchase Agreement, dated as of August 31, 2004 (Incorporated by reference to Form 10-QSB, filed with the Securities and Exchange Commission on November 16, 2004)

4.8 $50,000 principal amount 5% Secured Convertible Debenture issued to Whalehaven Capital Fund Limited (Incorporated by reference to Form 10-QSB, filed with the Securities and Exchange Commission on November 16, 2004)

4.9 Class A Common Stock Purchase Warrant issued to Whalehaven Capital Fund Limited (Incorporated by reference to Form 10-QSB, filed with the Securities and Exchange Commission on November 16, 2004)

4.10 Class B Common Stock Purchase Warrant issued to Whalehaven Capital Fund Limited (Incorporated by reference to Form 10-QSB, filed with the Securities and Exchange Commission on November 16, 2004)

4.11        Common  Stock   Purchase   Warrant  issued  to  Scott  Mac  Caughern
            exercisable at $0.20 per share

4.12        Common  Stock   Purchase   Warrant  issued  to  Scott  Mac  Caughern
            exercisable at $0.40 per share

5.1         Opinion and Consent of Sichenzia Ross Friedman Ference LLP

10.1        Employment Agreement with Sirus Ahmadi dated January 1, 2002

10.2        Employment Agreement with Keith Tanaka dated January 1, 2002

10.3        Licensed Publisher Agreement,  dated August 28, 2000, by and between
            Sony   Computer   Entertainment   America,   Inc.   and   Conspiracy
            Entertainment

10.4        Publisher  License  Agreement,  dated  September  28,  2000,  by and
            between   Microsoft   Corporation   and   Conspiracy   Entertainment
            Corporation

10.5        Licensed Publisher Agreement,  dated October 2, 2000, by and between
            Sony   Computer   Entertainment   America,   Inc.   and   Conspiracy
            Entertainment

10.6 License Agreement, dated November 9, 2001, between Nintendo of America Inc. and Conspiracy Entertainment Corporation

10.7 License Agreement, dated November 1, 2002, between Nintendo of America Inc. and Conspiracy Entertainment Corporation

10.8 Retail License Agreement, dated July 1, 2003, by and between Discovery Licensing, Inc. and Conspiracy Entertainment Corporation relating to "The Jeff Corwin Experience"

10.9 Retail License Agreement, dated July 1, 2003, by and between Discovery Licensing, Inc. and Conspiracy Entertainment Corporation relating to "Monster Garage"

10.10 Software License Agreement, dated July 7, 2003, between Conspiracy Entertainment Corporation and Constant Entertainment LLP - SEGA Limited covering North America, Canada, Mexico and South America

10.11 Software License Agreement, dated July 7, 2003, between Conspiracy Entertainment Corporation and Constant Entertainment LLP - SEGA Limited covering Europe

10.12 Consulting Agreement, dated August 24, 2004, between the Company and Moshe Hartstein

10.13 Consulting Agreement, dated August 26, 2004, between the Company and Sol Financial, Inc.

10.14 Consulting Agreement, dated September 28, 2004 between the Company and Scott Mac Caughern

16.1 Letter from HJ & Associates, L.L.C., dated July 22, 2003, on change in certifying accountant (Incorporated by reference to Form 8-K, filed with the Securities and Exchange Commission on July 24, 2003)

16.2 Letter from HJ & Associates, L.L.C. on change in certifying accountant (Incorporated by reference to Form 8-K/A, filed with the Securities and Exchange Commission on July 30, 2003) 21.1 Subsidiaries of the Company.

23.1        Consent of Chisholm, Bierwolf & Nilson, LLC

23.2        Consent of Singer Lewak Greenbaum & Goldstein LLP

23.3        Consent of Sichenzia  Ross  Friedman  Ference LLP  (incorporated  in
            Exhibit 5.1).

ITEM 28. UNDERTAKINGS.

      The undersigned registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

      (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

      (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and

      (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For purposes of determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

(5) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

      In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in Santa Monica, California on November 17, 2004.


                                 CONSPIRACY ENTERTAINMENT HOLDINGS, INC.


                                 By: /S/ SIRUS AHMADI
                                     ------------------------------------------
                                     Sirus Ahmadi
                                     Chief Executive Officer and Director


                                 By: /S/ KEITH TANAKA
                                     -------------------------------------------
                                     Keith Tanaka
                                     Chief Financial Officer, Principal
                                     Accounting Officer, Secretary and Director


      In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

SIGNATURE                                   TITLE                                       DATE
---------                                   -----                                       ----
/S/ SIRUS AHMADI                           Chief Executive Officer                      November 17, 2004
-----------------------------------        and Director
Sirus Ahmadi


/S/ KEITH TANAKA                           Chief Financial Officer, Principal           November 17, 2004
-----------------------------------        Accounting Officer, Secretary
Keith Tanaka                               and Director


/S/ RANDY BROWLEIT                         Director                                     November 17, 2004
-----------------------------------
Randy Broweleit